Filed Pursuant to Rule 424(b)(7)
Registration No. 333-198146

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT

SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2015

PROSPECTUS SUPPLEMENT

(To prospectuses dated February 5, 2015 and August 28, 2014)

             Shares

Energy Focus, Inc.

Common Stock

We are offering             shares of our common stock to be sold in this offering. The selling stockholders identified in this prospectus supplement are offering an additional             shares of our common stock. We will not receive any of the proceeds from the sale of the shares of our common stock being sold by the selling stockholders.

Our common stock is listed on the NASDAQ Capital Market under the symbol “EFOI.” On September 9, 2015, the last reported sale price for our common stock was $27.84 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors ” beginning on page S-7 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectuses. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to Energy Focus	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1)	See “Underwriting” for additional information regarding compensation to the underwriters.

We and the selling stockholders have granted the underwriters an option to purchase up to an additional              shares of common stock at the public offering price less the underwriting discounts and commissions, and on the same terms and conditions as set forth above, for 30 days after the date of this prospectus supplement. If the underwriters exercise the option in full, the total public offering price will be $        , the total underwriting discounts and commissions will be $        , the total proceeds, before expenses, to Energy Focus will be $        , and the total proceeds, before expenses, to the selling stockholders will be $        .

Delivery of the shares is expected to be made on or about                     , 2015.

Oppenheimer & Co.	Canaccord Genuity
H.C. Wainright & Co.

The date of this prospectus supplement is                 , 2015.

Prospectus Supplement

February 5, 2015 Prospectus

August 28, 2014 Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

For convenience in this prospectus supplement, “Energy Focus,” the “Company,” “we,” “us,” and “our” refer to Energy Focus, Inc. and its subsidiaries, taken as a whole, unless otherwise noted.

This prospectus supplement and the accompanying prospectuses are part of registration statements that we filed with the Securities and Exchange Commission (“SEC”). The registration statement on Form S-3 (Registration No. 333-201068) covering the shares offered by us became effective on February 5, 2015 (the “Primary Registration Statement”) and the registration statement on Form S-3 (Registration No. 333-198146) covering the shares offered by the selling stockholders became effective on August 28, 2014 (the “Secondary Registration Statement”).

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us, our business and the selling stockholders. The second part, the accompanying prospectuses, consists of the prospectus included in the Primary Registration Statement and the prospectus included in the Secondary Registration Statement. These accompanying prospectuses provide more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectuses, together with additional information described in this prospectus supplement under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

The information contained in this prospectus supplement adds, updates and changes certain information contained in the accompanying prospectuses and in documents that we have filed with the SEC. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectuses or documents incorporated by reference that were filed before the date of this prospectus supplement, the information in this prospectus supplement supersedes such information.

We and the selling stockholders have not authorized anyone to provide any different or additional information other than that contained in or incorporated by reference into this prospectus supplement and the accompanying prospectuses. You must not rely on any unauthorized information or representations. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide.

This prospectus supplement is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in or incorporated by reference into this prospectus supplement is current only as of the date of the applicable document containing such information.

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement. It does not contain all the information you should consider before investing in shares of our common stock. Before deciding to invest in shares of our common stock, you should carefully read this entire prospectus supplement, the accompanying prospectuses and the documents incorporated herein and therein by reference, including information included in the section entitled “Risk Factors” beginning on page S-7 of this prospectus supplement and our consolidated financial statements and the related notes and the other information that is incorporated by reference in this prospectus supplement.

Our Company

We engage in the design, development, manufacturing, marketing and sale of energy-efficient lighting systems. We operate in a single industry segment, developing and selling our energy-efficient light-emitting diode (“LED”) lighting products into the military and maritime, government and general commercial and industrial markets. Recently, we have aligned our resources and focused our efforts on the sale of our LED lighting products, in particular our military and commercial tubular LED (“TLED”) lines of products, into targeted vertical markets. Our goal is to become a leader in the LED lighting retrofit market by replacing linear fluorescent and high-intensity discharge (“HID”) lamps with our innovative, high-quality TLED products, which we believe could save approximately 50-70% of the energy used by prevailing fluorescent and HID lamps.

Our Industry

We are committed to developing and bringing our high-quality, energy-efficient, long-lived and mercury-free TLED products to our targeted military and maritime, government and commercial and industrial markets to replace linear fluorescent lamps in general purpose lighting applications and HID lamps in low-bay and high-bay lighting applications. We believe there is a significant growth opportunity for our business as the lighting market continues its transition to more energy-efficient technologies such as LED lighting, driven by technological improvements and emerging regulatory requirements. As the efficiency and cost of LED lighting continue to improve, we believe that market adoption will accelerate. According to a 2014 report from Navigant Research, the installed base of LED luminaries for commercial applications is expected to grow from 187 million sockets in 2014 to nearly 2.8 billion by 2023, representing a compound annual growth rate, or “CAGR”, of approximately 47%. We believe that the market opportunity for TLED products to replace linear fluorescent and HID lamps in commercial and industrial applications is especially significant due to the potential for energy savings and the early stage of LED adoption in these applications.

Our Strengths and Strategy

Our strengths, which we believe provide a strategic competitive advantage, include the following:

•	providing what we believe to be the only military-spec qualified LED fluorescent replacement lamps for the U.S. Navy;

•	owning and controlling the development, design and construction of our TLED products to ensure performance, quality and cost advantages;

•	providing our recently launched commercial Intellitube® product, which we believe is the first TLED that is UL approved to work with both direct-wire, as a single-ended lamp, as well as an end-to-end lamp for direct fit into ballasted fixtures;

•	concentrated on developing and providing high-quality, price competitive TLED lamps to replace fluorescent and HID lamps for commercial and industrial markets;

•	a long development history with broad and intimate understanding of lighting technologies and LED lighting applications;

•	product inventory availability through carrying limited SKUs; and

•	a deep understanding of the adoption dynamics for energy-efficient lighting products in existing commercial and industrial markets.

Through our strengths, we seek to achieve the following objectives:

•	become the LED lighting leader in our targeted markets;

•	continuing sales growth and profitable financial performance;

•	further penetration of our military-grade LED lighting products into the military and maritime market, including the U.S. Navy and foreign allied navies;

•	replication of our success in the military and maritime market by penetrating the government and commercial and industrial vertical markets with our commercial LED lighting products; and

•	a streamlined and high-performing organization that is focused on providing industry-leading LED lighting products that generate energy savings and reduce carbon emissions for our clients.

Our strategy to achieve these objectives includes the following actions:

•	continue to utilize our patents and proprietary know-how to develop innovative LED lighting products that are differentiated by their quality, reliability, adaptability and cost of ownership;

•	increase awareness and knowledge of our technology and offerings within our targeted markets;

•	establish relationships with key clients and early adopters to demonstrate our technology and value in our target vertical markets;

•	rapidly scale our sales efforts to increase the penetration of our technology in our targeted markets; and

•	expand selectively into additional geographical markets.

Risks and Challenges That We Face

Our business is subject to numerous risks and challenges, including those discussed in the section entitled “Risk Factors” immediately following this prospectus supplement summary. Before you invest in our common stock, you should carefully consider all of the information contained in or incorporated by reference into this prospectus supplement. Material risks and challenges relating to our business include the following, among others: our history of operating losses; our reliance on sales of products for the U.S. Navy (which accounted for approximately 84% of net sales for the six months ended June 30, 2015) for a substantial majority of our revenues; the early stages of our efforts to diversify our customer base and product offerings; our ability to effectively manage our growth; the availability of adequate financing on satisfactory terms, if at all; our ability to compete against companies with significantly greater resources than us; our ability to keep pace with rapid technological changes in our industry; and our ability to obtain and protect intellectual property rights.

In addition, because our common stock is “thinly-traded” and we have a relatively small public float, the market price of our common stock is highly volatile and may decline due to a variety of factors, including factors unrelated to our operating performance, many of which we cannot control. For example, our stock price has increased significantly over the past several weeks, irrespective of whether we have released any new information.

Our Corporate Information

We were founded in 1985 as Fiberstars, Inc., a California corporation, and reincorporated in Delaware in November 2006. In May 2007, Fiberstars, Inc. merged with and became Energy Focus, Inc., also a Delaware corporation. Our principal executive offices are located at 32000 Aurora Road, Suite B, Solon, Ohio 44139. Our telephone number is (440) 715-1300. Our website address is www.energyfocusinc.com. Information on our website is not part of this prospectus supplement.

The Offering

Issuer	Energy Focus, Inc.

Common stock offered by us	1,250,000 shares

Common stock offered by the selling stockholders	1,250,000 shares

Common stock to be outstanding immediately after this offering	11,324,227 shares

Option to purchase additional shares	We and the selling stockholders have granted the underwriters the option to purchase up to an additional 375,000 shares of common stock at the public offering price less the underwriting discounts and commissions for 30 days after the date of this prospectus supplement.

Selling stockholders	The selling stockholders are Bright Horizon Partners Inc., Cleantech Global Limited, Brilliant Start Enterprise Inc. and 5 Elements Energy Efficiency Limited. See “Selling Stockholders.”

Yeh Mei-Hui Cheng and Communal International Ltd. (“Communal”) are each a 50% owner of 5 Elements Energy Efficiency Limited. James Tu, our Executive Chairman and Chief Executive Officer, is Co-Founder, Partner-In-Charge and a 50% owner of Communal. Ms. Cheng is the other Co-Founder of Communal and the mother of Simon Cheng, one of our directors and an employee.

Jiangang Luo, one of our directors, is the Managing Partner of Cleantech Global Limited.

Use of proceeds	We estimate that we will receive proceeds of approximately $ million from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds from this offering to finance our growth efforts and for working capital and other general corporate purposes, as described in further detail under “Use of Proceeds.” We will not receive any proceeds from the sale of shares by the selling stockholders.

Dividend policy	We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to declare or pay any cash dividends on our common stock in the foreseeable future.

Risk factors	An investment in our common stock involves a high degree of risk. You should read and consider the information set forth under the heading “Risk Factors” beginning on page S-7 and all other information included in this prospectus supplement and the accompanying prospectuses before deciding to invest in our common stock.

NASDAQ Capital Market symbol	“EFOI”

The number of shares of our common stock that will be outstanding after this offering is based upon 10,074,227 shares outstanding as of September 8, 2015. This number does not include, as of such date:

•	50,000 shares of common stock issuable upon the vesting of restricted stock units outstanding;

•	540,945 shares of common stock issuable upon the exercise of stock options outstanding, which options had a weighted average exercise price of $7.47 per share;

•	92,000 shares of common stock issuable upon the exercise of outstanding warrants, which warrants had a weighted average exercise price of $4.86 per share; or

•	1,365,992 shares of common stock that are reserved for future grants, awards or sale under our equity incentive and employee stock purchase plans.

Unless otherwise indicated, the information in this prospectus supplement reflects and assumes no exercise by the underwriters of their option to purchase additional shares of common stock to cover over-allotments.

On July 16, 2014, we effected a reverse stock split of our common stock, which resulted in holders of our common stock receiving one share of common stock in exchange for every ten shares owned. All share and per share amounts in this prospectus supplement have been adjusted to reflect the reverse stock split.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary consolidated financial data for the years ended December 31, 2014 and 2013 and the six months ended June 30, 2015 and 2014. The summary consolidated financial data for the years ended December 31, 2014 and 2013 have been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary consolidated financial data for the six months ended June 30, 2015 and 2014 have been derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of the results to be expected for future periods.

The following summary consolidated financial data should be read in conjunction with, and are qualified in their entirety by reference to, the information contained under the captions “Selected Consolidated Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (our “2014 Annual Report”) and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015.

	Year Ended December 31,		Six Months Ended June 30,
	2014	2013	2015	2014
	(Audited)		(Unaudited)
	(in thousands, except per share amounts)

Statements of Operations Data:
Net sales	$28,962	$21,553	$29,766	$11,618
Gross profit	9,368	4,579	13,033	3,596
Operating expenses	11,945	11,336	8,727	5,231
Operating income (loss)	(2,577)	(6,757)	4,306	(1,635)
Income (loss) from continuing operations	(5,795)	(6,947)	3,312	(4,672)
Income (loss) from discontinued operations	(50)	4,586	(72)	(20)
Net income (loss)	(5,845)	(2,361)	3,240	(4,692)
Net income (loss) per share, diluted:
From continuing operations	(0.74)	(1.45)	0.33	(0.72)
From discontinued operations	(0.01)	0.96	(0.01)	–
Total net income (loss) per share	(0.75)	(0.49)	0.32	(0.72)
Diluted weighted average shares outstanding	7,816	4,779	10,058	6,512

	December 31,		June 30,
	2014	2013	2015
	(Audited)		(Unaudited)
	(in thousands)

Balance Sheet Data:
Cash and cash equivalents	$7,531	$2,860	$10,173
Trade accounts receivable, net	3,113	3,348	2,506
Inventories, net	7,283	2,510	9,847
Total current assets	18,929	10,777	23,610
Total assets	19,496	12,808	24,453
Total current liabilities	9,607	5,819	8,422
Total liabilities	9,723	9,884	8,579
Shareholders’ equity	9,773	2,924	15,874

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectuses and in documents that we incorporate by reference, you should carefully consider the risks discussed below before making a decision about investing in our common stock. The risks and uncertainties discussed below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Associated with Our Business

We have a history of operating losses and may incur losses in the future.

Although we generated income from continuing operations of approximately $3.3 million for the six months ended June 30, 2015, we have a history of operating losses. We have experienced net losses from continuing operations of approximately $5.8 million, $6.9 million, $6.6 million for the years ended December 31, 2014, 2013 and 2012, respectively. As of June 30, 2015, we had cash and cash equivalents of approximately $10.2 million and an accumulated deficit of $85.6 million.

In order for us to attain sustainable profitability and growth, we will need to execute our marketing and sales plans for our energy-efficient LED lighting products, develop new technologies and products that allow us to effectively compete in new markets and continue to improve our supply chain. Our recent improved financial performance has been due in large part to increased sales of our military products for the U.S. Navy. In order to continue to generate profits over the long-term, we will need to diversify our customer base and product offerings. Our efforts to expand our offerings and reach additional markets are in their early stages and there can be no assurance we will be successful.

We derive a significant portion of our revenue from one customer and the loss of this customer, or a reduction in its demand for our services, could adversely affect our business, financial condition, results of operations and prospects.

Our customer base is highly concentrated. One or a few customers have represented a substantial portion of our net sales, and our concentration has recently increased as our sales of products for the U.S. Navy have grown. For the six months ended June 30, 2015, Energy Management Products, LLC, a distributor for the U.S. Navy, accounted for approximately 79% of net sales, and total sales of products for the U.S. Navy accounted for 84% of net sales. We anticipate that sales of products for the U.S. Navy will continue to comprise a significant portion of our revenue in the near-term, and that a limited number of customers could continue to comprise a substantial portion of our revenue for the foreseeable future.

We generally do not have long-term contracts with our customers that commit them to purchase any minimum amount of our products or require them to continue to do business with us, so significant customers, including distributors for the U.S. Navy, could discontinue purchasing our products at any time. We could lose business from the U.S. Navy or another significant customer for a variety of reasons, many of which are outside of our control. These reasons could include changes in levels of funding available to government customers, our inability to comply with government contracting laws and regulations, changes in customers’ procurement strategies or their lighting retrofit plans, new competitors entering particular markets, our failure to keep pace with technological advances and damage to our professional reputation, among others.

Even if we continue to do business with our significant customers, our concentration can cause variability in our results because we cannot control the timing or amounts of their purchases. If a significant end-user like the U.S. Navy, for example, changes the scope or timing of its lighting retrofit projects, it could adversely affect our results of operations and cash flows in particular periods.

Depressed general economic conditions may adversely affect our operating results and financial condition.

Our business is sensitive to changes in general economic conditions, both inside and outside the United States. An economic downturn may adversely affect our business. Slow growth in the economy or an economic downturn could adversely affect our ability to meet our working capital requirements and growth objectives, or could otherwise adversely affect our business, financial condition, and results of operations. As a result, any general or market-specific economic downturns, particularly those affecting construction and building renovation, or that cause end-users to reduce or delay their purchases of lighting products, services, or retrofit activities, would have a material adverse effect on our business, cash flows, financial condition and results of operations. LED lighting retrofit projects, in particular, tend to require a significant capital commitment, which is offset by cost savings achieved over time. As such, a lack of available capital, whether due to economic factors or conditions in the capital or debt markets, could have the effect of reducing demand for our products.

Our inability to diversify our customer base could adversely impact our business and operating results, and expanding to new target markets may open us up to additional risks and challenges.

While we anticipate that a significant portion of our revenues will continue to be derived from sales of products for the U.S. Navy in the near-term, in order to achieve our long-term growth goals, we will need to diversify our customer base and product offerings and penetrate additional markets.

Our efforts to penetrate additional markets are generally in the early stages, and we cannot provide any assurance we will be successful. Our initial sales cycle is long, generally six to twelve months or more, and each targeted market may require us to develop different expertise and sales channels. We may dedicate significant resources to a targeted customer or industry before we achieve meaningful results or are able to effectively evaluate our success. As we target new customers and industries, we will also face different technological, pricing, supply, regulatory and competitive challenges that we may not have experience with. As a result, our efforts to expand to new markets may not succeed, may divert management resources from our existing operations and may require significant financial commitments to unproven areas of our business, all of which may harm our financial performance.

If we are unable to manage future growth effectively, our profitability and liquidity could be adversely affected.

Our ability to achieve our desired growth depends on our execution in functional areas such as management, product development, sales and marketing, finance and general administration and operations. To manage any future growth, we must continue to improve our product development, distribution, operational and financial processes and systems and expand, train and manage our employee base and control associated costs. Our efforts to grow our business, both in terms of size and in diversity of customer bases served, will require rapid expansion in certain functional areas and put a significant strain on our resources. We may incur significant expenses as we attempt to scale our resources and make investments in our business that we believe are necessary to achieve long-term growth goals. If we are unable to manage our growth effectively, our expenses could increase without a proportionate increase in revenue, our margins could decrease, and our business and results of operations could be adversely affected.

Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance. Our operating results have fluctuated significantly in the past, and could fluctuate in the future. Factors that may contribute to fluctuations include:

•	changes in aggregate capital spending, cyclicality and other economic conditions, or domestic and international demand in the industries,

•	the timing of large customer orders, particularly for the U.S. Navy, to which we may have limited visibility and cannot control,

•	our ability to effectively manage our working capital,

•	our ability to satisfy consumer demands in a timely and cost-effective manner,

•	pricing and availability of labor and materials,

•	our inability to adjust certain fixed costs and expenses for changes in demand and the timing of incurring any sizeable expenditures that may be needed to facilitate our growth,

•	seasonal fluctuations in demand and our revenue, and

•	disruption in component supply from foreign vendors.

We may require additional financing, and we may not be able to raise funds on favorable terms or at all.

We raised approximately $20 million between 2013 and 2015 through the issuance of common stock and debt and the exercise of outstanding warrants, which has been funding our operating expenses and working capital. Although we expect that the proceeds from this offering will provide sufficient funding for the near-term, there is a risk that we will require additional external financing if our business does not generate adequate cash flow or if our business plans change or require more investment than we currently anticipate.

We currently have a revolving credit facility that provides funding for our operations. However, the lender may terminate the facility at any time by providing the requisite advance notice. If we require additional financing, we will evaluate all available external funding sources, but there can be no assurance that we will obtain funding on acceptable terms or in a timely fashion or at all. Obtaining additional financing contains risks, including:

•	additional equity financing may not be available to us in the current capital environment and any equity we are able to issue could lead to further dilution for current stockholders,

•	loans or other debt instruments may have terms and/or conditions, such as interest rate, restrictive covenants and control or revocation provisions, which are not acceptable to management or our Board of Directors, and

•	the current environment in capital markets combined with our capital constraints may prevent us from being able to obtain adequate debt financing.

If we fail to obtain required additional financing to grow our business, we would need to delay or scale back our business plan, reduce our operating costs, or reduce our headcount, each of which would have a material adverse effect on our business, future prospects, and financial condition.

A significant portion of our business is dependent upon the existence of government funding, which may not be available into the future and could result in a reduction in sales and harm to our business.

We anticipate a significant portion of our near-term product sales will continue to come from the military and maritime market, which is reliant upon federal funding. In particular, sales of our products for the U.S. Navy have accounted for a substantial portion of our net sales in recent periods and we expect that these sales will remain significant to our results in the near-term. In addition, we are currently targeting sales to other entities dependent on government funding, including foreign allied navies and U.S. military bases. If the U.S. Navy or any of these other target customers abandon, curtail or delay planned LED lighting retrofit projects as a result of the levels of funding available to them, it would adversely affect our opportunities to generate product sales.

If LED lighting technology fails to gain widespread market acceptance or we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenue and profits may be harmed.

To be successful, we depend on continued market acceptance of our existing LED technology. Although adoption of LED lighting continues to grow, the use of LED lighting products for general illumination is in its early stages, is still limited, and faces significant challenges. Potential customers may be reluctant to adopt LED lighting products as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness, light quality, and cost-effectiveness when compared to other established lighting sources available in the market. Changes in economic and market conditions may also affect the marketability of some traditional lighting technologies. For example, declining energy prices in certain regions or countries may favor existing lighting technologies that are less energy-efficient, reducing the rate of adoption for LED lighting products in those areas. Notwithstanding continued performance improvements and cost reductions of LED lighting, limited customer awareness of the benefits of LED lighting products, lack of widely accepted standards governing LED lighting products and customer unwillingness to adopt LED lighting products could significantly limit the demand for LED lighting products. Even potential customers that are inclined to adopt energy-efficient lighting technology may defer investment as LED lighting products continue to experience rapid technological advance. Any of the foregoing could adversely impact our results of operations and limit our market opportunity.

In addition, we will need to keep pace with rapid changes in LED technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. Development of new products incorporating advanced technology is a complex process subject to numerous uncertainties. We have previously experienced, and could in the future experience, delays in the introduction of new products. We could also devote substantial resources to the development of new technologies or products that are ultimately not successful.

If effective new sources of light other than LEDs are discovered, our current products and technologies could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends, respond on a timely basis with our own development of new products and enhancements to existing products, and achieve broad market acceptance of these products and enhancements, our competitive position may be harmed and we may not achieve sufficient growth in our net sales to attain or sustain profitability.

If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.

The lighting industry is highly competitive. In the high-performance lighting markets in which we sell our advanced lighting systems, our products compete with lighting products utilizing traditional lighting technology provided by many vendors. In the sale of military products, we compete with a small number of qualified military lighting lamp and fixture suppliers, who in the future might also provide LED lighting products. In certain commercial applications, we compete with LED systems produced by large lighting companies such as Royal Philips, CREE, Inc., Osram Sylvania, and GE, Inc. Some of these competitors offer products with performance characteristics similar to those of our products. Many of our competitors are larger, more established companies with greater resources to devote to research and development, manufacturing and marketing, as well as greater brand recognition. In addition, the relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily.

In each of our markets, we also anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us. Our competitors’ lighting technologies and products may be more readily accepted by customers than our products will be. Moreover, if one or more of our competitors or suppliers were to merge, the change in the competitive landscape could adversely affect our competitive position. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our net sales, margins and profitability and our future prospects for success may be harmed.

If we are unable to obtain and adequately protect our intellectual property rights, our ability to commercialize our products could be substantially limited.

We consider our technology and processes proprietary. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors may utilize our proprietary technology. As a result, our business, financial condition, and results of operations could be adversely affected. We protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements, and similar means. Despite our efforts, other parties may attempt to disclose, obtain, or use our technologies. Additionally, third parties may make claims of non-infringement or invalidity claims with respect to our patents, and such claims could result in material expenditures for defense and settlement, jeopardize or substantially delay a successful outcome in litigation that we may become involved in, divert resources away from our other activities or otherwise materially and adversely affect our business. Similar challenges could also prevent us from obtaining additional patents in the future. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or slightly modify our products. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad. Furthermore, there can be no assurance that we will be issued patents for which we have applied or obtain additional patents, or that we will be able to obtain licenses to patents or other intellectual property rights of third parties that we may need to support our business in the future. The inability to obtain certain patents or rights to third-party patents and other intellectual property rights in the future could have a material adverse effect on our business.

Our industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which may result in protracted and expensive litigation. We have engaged in litigation in the past and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on acceptable terms, if at all, and may attempt to redesign those products that contain allegedly infringing intellectual property, which may not be possible. We also may have to indemnify certain customers if it is determined that we have infringed upon or misappropriated another party’s intellectual property. The costs of addressing any intellectual property litigation claim, including legal fees and expenses and the diversion of management resources, regardless of whether the claim is valid, could be significant and could materially harm our business, financial condition, and results of operations.

If critical components and finished products that we currently purchase from a small number of third-party suppliers become unavailable or increase in price, or if our suppliers fail to meet our requirements for quality, quantity and timeliness, our revenue and reputation in the marketplace could be harmed, which would damage our business.

In an effort to reduce manufacturing costs, we have outsourced the production of certain parts and components, as well as finished goods in our product lines, to a small number of vendors in various locations throughout the world, primarily in the United States, China, and Taiwan. While we believe alternative sources for these components and products are available, we have selected these particular suppliers based on their ability to consistently provide the best quality product at the most cost effective price, to meet our specifications, and to deliver within scheduled time frames. If our suppliers fail to perform their obligations in a timely manner or at satisfactory quality levels, we may suffer lost sales, reductions in revenue and damage to our reputation in the market, all of which would adversely affect our business. We may be vulnerable to unanticipated price increases and payment term changes. Significant increases in the prices of sourced components and products could cause our product prices to increase, which may reduce demand for our products or make us more susceptible to competition. Furthermore, in the event that we are unable to pass along increases in operating costs to our customers, margins and profitability may be adversely affected. Accordingly, the loss of all or one of these suppliers could have a material adverse effect on our operations until such time as an alternative supplier could be found.

Additionally, consolidation in the lighting industry could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing key components and products at competitive prices. We may be subject to various import duties applicable to materials manufactured in foreign countries and may be affected by various other import and export restrictions, as well as other considerations or developments impacting upon international trade, including economic or political instability, shipping delays and product quotas. These international trade factors will, under certain circumstances, have an impact on the cost of components, which will have an impact on the cost to us of the manufactured product and the wholesale and retail prices of our products.

We depend on independent distributors and sales representatives for a substantial portion of our net sales, and the failure to manage our relationships with these third parties, or the termination of these relationships, could cause our net sales to decline and harm our business.

Although we are building our sales force to sell directly to end clients, we currently rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through third-party independent distributors and sales representatives. In particular, sales of our products for the U.S. Navy, which have accounted for a substantial portion of our net sales in recent periods, are made through an independent distributor. In addition, these parties provide technical sales support to end-users. Our current agreements within these sales channels are generally non-exclusive, meaning they can sell products of our competitors. We anticipate that any such agreements we enter into in the future will be on similar terms. Furthermore, our agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these distributors or sales representatives perform and cannot be certain that we or end-users will be satisfied by their performance. If these distributors and sales representatives significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our net sales and profits.

Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Despite product testing, defects may be found in our existing or future products. This could result in, among other things, a delay in the recognition or loss of net sales, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support, and repair costs, divert the attention of our engineering personnel from our product development efforts, and harm our relationships with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business. Some of our products use line voltages (such as 120 or 240 AC), which involve enhanced risk of electrical shock, injury or death in the event of a short circuit or other malfunction. Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend, and the adverse publicity generated by such a claim against us or others in our industry could negatively impact our reputation.

Our business may suffer if we fail to comply with government contracting laws and regulations.

We derive a portion of our revenues from direct and indirect sales to U.S., state, local, and foreign governments and their respective agencies. In particular, sales of our products for the U.S. Navy have accounted for a substantial portion of our net sales in recent periods. Contracts with government customers are subject to various procurement laws and regulations, business prerequisites to qualify for such contracts, accounting procedures, intellectual property process, and contract provisions relating to their formation, administration and performance, which may provide for various rights and remedies in favor of the governments that are not typically applicable to or found in commercial contracts. Failure to comply with these laws, regulations, or provisions in our government contracts could result in litigation, the imposition of various civil and criminal penalties, termination of contracts, forfeiture of profits, suspension of payments, or suspension from future government contracting. If our government contracts are terminated, if we are suspended from government work, or if our ability to compete for new contracts is adversely affected, our business could suffer due to, among other factors, lost sales, the costs of any government action or penalties, damages to our reputation and the inability to recover our investment in developing and marketing products for government use.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have significant U.S. net operating loss and tax credit carryforwards (the “Tax Attributes”). Under federal tax laws, we can carry forward and use our Tax Attributes to reduce our future U.S. taxable income and tax liabilities until such Tax Attributes expire in accordance with the Internal Revenue Code of 1986, as amended (the “IRC”). Section 382 and Section 383 of the IRC provide an annual limitation on our ability to utilize our Tax Attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership, as defined under the IRC. Share issuances in connection with our past financing transactions, this offering or other future changes in our stock ownership, which may be beyond our control, could result in changes in ownership for purposes of the IRC. Such changes in ownership could further limit our ability to use our Tax Attributes. Accordingly, any such occurrences could adversely affect our financial condition, operating results and cash flows.

The cost of compliance with environmental, health and safety laws and regulations could adversely affect our results of operations or financial condition.

We are subject to a broad range of environmental, health, and safety laws and regulations. These laws and regulations impose increasingly stringent environmental, health, and safety protection standards and permit requirements regarding, among other things, air emissions, wastewater storage, treatment, and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, the remediation of environmental contamination, and working conditions for our employees. Some environmental laws, such as Superfund, the Clean Water Act, and comparable laws in U.S. states and other jurisdictions world-wide, impose joint and several liability for the cost of environmental remediation, natural resource damages, third party claims, and other expenses, without regard to the fault or the legality of the original conduct, on those persons who contributed to the release of a hazardous substance into the environment. We may also be affected by future laws or regulations, including those imposed in response to energy, climate change, geopolitical, or similar concerns. These laws may impact the sourcing of raw materials and the manufacture and distribution of our products and place restrictions and other requirements on the products that we can sell in certain geographical locations.

We have international operations and are subject to risks associated with operating in international markets.

We outsource the production of certain parts and components, as well as finished goods in certain product lines, to a small number of vendors in various locations outside of the United States, including China and Taiwan. We also have limited operations in Taiwan to support our vendor relationships in Asia. Although we do not currently generate significant sales from customers outside of the United States, we are targeting foreign allied navies as a potential opportunity to generate additional sales of our military products.

International business operations are subject to inherent risks, including, among others:

•	difficulty in enforcing agreements and collecting receivables through foreign legal systems;

•	unexpected changes in regulatory requirements, tariffs, and other trade barriers or restrictions;

•	potentially adverse tax consequences;

•	the burdens of compliance with the U.S. Foreign Corrupt Practices Act, similar anti-bribery laws in other countries, and a wide variety of laws;

•	import and export license requirements and restrictions of the United States and each other country in which we operate;

•	exposure to different legal standards and reduced protection for intellectual property rights in some countries;

•	currency fluctuations and restrictions; and

•	political, social, and economic instability, including war and the threat of war, acts of terrorism, pandemics, boycotts, curtailment of trade, or other business restrictions.

If we do not anticipate and effectively manage these risks, these factors may have a material adverse impact on our business operations.

If we are unable to attract or retain qualified personnel, our business and product development efforts could be harmed.

To a large extent, our future success will depend on the continued contributions of certain employees, such as our current Chief Executive Officer, Chief Financial Officer, and President and Chief Operating Officer. We have had significant turnover in our management team since 2013 and cannot be certain that these and other key employees will continue in their respective capacities for any period of time, and these employees may be difficult to replace. Our future success will also depend on our ability to attract and retain qualified technical, sales, marketing, and management personnel, for whom competition is very intense. As we attempt to rapidly grow our business, it could be especially difficult to attract and retain sufficient qualified personnel. The loss of, or failure to attract, hire, and retain, any such persons could delay product development cycles, disrupt our operations, or otherwise harm our business or results of operations.

We believe that certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our net sales might be adversely affected if such an amendment or implementation were to occur.

Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. In the United States, we seek certification on substantially all of our products from Underwriters Laboratories (UL®) or Intertek Testing Services (ETL®). Where appropriate in jurisdictions outside the United States and Europe, we seek to obtain other similar national or regional certifications for our products. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain such certifications for our existing products. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our net sales might be adversely affected if such an amendment or implementation were to occur.

As a public reporting company, we are subject to complex regulations concerning corporate governance and public disclosure that require us to incur significant expenses, divert management resources and expose us to risks of non-compliance.

We are faced with complicated and evolving laws, regulations and standards relating to corporate governance and public disclosure. To comply with these requirements and operate as a public company, we incur legal, financial, accounting and administrative costs and other related expenses. As a smaller reporting company, these expenses may be significant to our financial results. In addition, due to our limited internal resources, we must devote substantial management and other resources to compliance efforts. As we attempt to rapidly grow our business, compliance efforts could become more complex and put additional strain on our resources. Despite our efforts, we cannot guarantee that we will effectively meet all of the requirements of these laws and regulations. If we fail to comply with any of the laws, rules and regulations applicable to U.S. public companies or with respect to publicly-traded stock, we may be subject to regulatory scrutiny, possible sanctions or higher risks of shareholder litigation, all of which could harm our reputation, lower our stock price or cause us to incur additional expenses.

Any material weaknesses in our internal control over financial reporting could, if not remediated, result in material misstatements in our financial statements.

As a public company reporting to the SEC, we are subject to the reporting requirements of the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002, including section 404(a) that requires that we annually evaluate and report on our systems of internal controls.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework set forth in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission as of December 31, 2014. Based on this evaluation, management concluded that there was a material weaknesses identified in our internal controls as of December 31, 2014. The material weaknesses related to a lack of effective controls over revenue recognition. Management implemented certain controls to remediate this identified material weakness, including:

•	a system of review to ensure that purchase orders are appropriately reviewed by personnel knowledgeable regarding revenue recognition principles and that final sales terms are communicated to the accounting department;

•	periodic reviews of sales transactions to ensure that there is sufficient supporting documentation, including a customer purchase order;

•	formalized standard sales terms and conditions; and

•	additional education and training to members of the finance department and others within the Company regarding revenue recognition criteria and the need for sufficient review of terms and conditions.

If these remedial measures are not effective, or if additional material weaknesses or significant deficiencies in our internal controls are discovered or occur in the future, our financial statements may contain material misstatements and we could be required to restate our financial results. This could result in a decrease in our stock price, securities litigation and the diversion of significant management and financial resources.

In the near future, if we cease to meet the criteria to be considered a “smaller reporting company,” we will also become subject to section 404(b) of the Sarbanes-Oxley Act, which requires an auditor attestation of the effectiveness of our internal controls over financial reporting. This additional requirement will increase our financial, accounting and administrative costs and other related expenses, which may be significant to our financial results. In addition, due to our limited internal resources, further compliance efforts put additional strain on our resources. Despite our efforts, if our auditors are unable to attest to the effectiveness of our internal controls, we may be subject to regulatory scrutiny and higher risk of shareholder litigation, which could harm our reputation, lower our stock price or cause us to incur additional expenses.

We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.

At any given time, we may be subject to litigation related to our products, suppliers, customers, employees, stockholders, distributors, sales representatives, and sales of our assets, among other things, the disposition of which may have an adverse effect upon our business, financial condition, or results of operation. The outcome of litigation is difficult to assess or quantify. Lawsuits can result in the payment of substantial damages by defendants. If we are required to pay substantial damages and expenses as a result of these or other types of lawsuits our business and results of operations would be adversely affected. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

We rely heavily on information technology in our operations and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business, which could have a material adverse effect on our business, financial condition, and results of operations.

We rely heavily on our information technology systems, including our enterprise resource planning (“ERP”) software, across our operations and corporate functions, including for management of our supply chain, payment of obligations, data warehousing to support analytics, finance systems, accounting systems, and other various processes and procedures, some of which are handled by third parties. In addition, we recently implemented a new ERP system. This implementation will present transitional risks as we continue to complete testing and training and perform important finance and accounting functions for the first time utilizing the new system.

Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Our business and results of operations may be adversely affected if we experience system usage problems. The failure of these systems to operate effectively, maintenance problems, system conversions, back-up failures, problems or lack of resources for upgrading or transitioning to new platforms or damage or interruption from circumstances beyond our control, including, without limitation, fire, natural disasters, power outages, systems failure, security breaches, cyber-attacks, viruses or human error could result in, among other things, transaction errors, processing inefficiencies, loss of data, inability to generate timely SEC reports, loss of sales and customers and reduce efficiency in our operations. Additionally, we and our customers could suffer financial and reputational harm if customer or Company proprietary information is compromised by such events. Remediation of such problems could result in significant unplanned capital investments and any damage or interruption could have a material adverse effect on our business, financial condition, and results of operations.

Risks Associated with an Investment in Our Common Stock

As a “thinly-traded” stock with a relatively small public float, the market price of our common stock is highly volatile and may decline regardless of our operating performance.

Our common stock is “thinly-traded” and we have a relatively small public float, which increases volatility in the share price and makes it difficult for investors to buy or sell shares in the public market without materially affecting our share price. Since our listing on the Nasdaq Capital Market in August 2014, our market price has ranged from a low of $3.95 to a high of $29.20 and has recently experienced significant volatility. Broad market and industry factors also may adversely affect the market price of our common stock, regardless of our actual operating performance. For example, our stock price has increased significantly over the past several weeks, irrespective of whether we have released any new information. Factors that could cause wide fluctuations in our stock price may include, among other things:

•	general economic conditions and trends;

•	addition or loss of significant customers and the timing of significant customer purchases;

•	actual or anticipated variations in our financial condition and operating results;

•	our ability to effectively manage our growth and the significance and timing of associated expenses;

•	overall conditions or trends in our industry;

•	the terms and amount of any additional financing that we may obtain, if any;

•	unfavorable publicity;

•	additions or departures of key personnel;

•	changes in the estimates of our operating results or changes in recommendations by any securities or industry analysts that elect to follow our common stock; and

•	sales of our common stock by us or our stockholders, including sales by our directors and officers.

Because our common stock is thinly-traded, investors seeking to buy or sell a certain quantity of our shares in the public market may be unable to do so within one or more trading days and it may be difficult for stockholders to sell all of their shares in the market at any given time at prevailing prices. Any attempts to buy or sell a significant quantity of our shares could materially affect our share price. In addition, because our common stock is thinly-traded and we have a relatively small public float, the market price of our shares may be disproportionately affected by any news, commentary or rumors regarding us or our industry, regardless of the source or veracity, which could also result in increased volatility.

In addition, in the past, following periods of volatility in the market price of a company’s securities, securities litigation has often been instituted against these companies. Volatility in the market price of our shares could also increase the likelihood of regulatory scrutiny. Securities litigation, if instituted against us, or any regulatory inquiries or actions that we face could result in substantial costs, diversion of our management’s attention and resources and unfavorable publicity, regardless of the merits of any claims made against us or the ultimate outcome of any such litigation or action.

A large number of shares issued in this offering may be sold in the market following this offering, which may depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. The completion of this offering will significantly increase the number of shares of our common stock that may be sold in the public market because the shares of our common stock issued by us and sold by the selling stockholders will be freely tradable without restriction or further registration under the Securities Act. It is difficult to predict the effects of this increase in public float on the market price or trading of shares of our common stock. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.

We, our officers and directors and the selling stockholders, have agreed with the underwriters to a 90-day “lockup” with respect to their shares. This generally means that they cannot sell these shares during the 90 days following the date of this prospectus. See “Underwriting.” After the 90-day lock-up period, these shares may be sold in accordance with Rule 144 or pursuant to an effective registration statement.

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after giving effect to this offering. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.” In addition, in the past, we have issued options and warrants to acquire common stock at prices significantly below the offering price. To the extent these outstanding options and warrants are ultimately exercised, you will incur additional dilution.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

We intend to use the net proceeds from this offering to finance our growth plans and for working capital and other general corporate purposes, as described in more detail under “Use of Proceeds.” However, our management will have broad discretion in how we use the net proceeds of this offering, and our actual expenditures may vary. We could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return. If we do not invest or apply the proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

We could issue additional shares of common stock without stockholder approval.

We are authorized to issue 30,000,000 shares of common stock, of which 10,074,227 shares were issued and outstanding as of September 8, 2015. Our Board of Directors has the authority, without action or vote of our stockholders, to issue authorized but unissued shares subject to the rules of the Nasdaq Capital Market. In addition, in order to raise capital or acquire businesses in the future, we may need to issue securities that are convertible or exchangeable for shares of our common stock. Any such issuances could be made at a price that reflects a discount to the then-current trading price of our common stock. These issuances could be dilutive to our existing stockholders and cause the market price of our common stock to decline.

If securities analysts do not publish research or reports about our business, or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock is likely to be influenced by any research and reports that securities or industry analysts publish about us or our business. If one or more of these analysts downgrades our stock or publish unfavorable research about our business, our stock price would likely decline. There are currently a limited number of analysts covering us, which could increase the influence of particular analysts or reports. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease and cause our stock price and trading volume to decline. Any of these effects could be especially significant because our common stock is “thinly-traded” and we have a relatively small public float.

Our failure to comply with the continued listing requirements of the NASDAQ Capital Market could adversely affect the price of our common stock and its liquidity.

We must comply with NASDAQ’s continued listing requirements related to, among other things, stockholders’ equity, market value, minimum bid price, and corporate governance in order to remain listed on the NASDAQ Capital Market. Although we expect to meet the continued listing requirements, there can be no assurance we will continue to do so in the future. If we do not remain compliant with these continued listing requirements, we could be delisted. If we were delisted, it would be likely to have a negative impact on our stock price and liquidity. The delisting of our common stock could also deter broker-dealers from making a market in or otherwise generating interest in or recommending our common stock, and would adversely affect our ability to attract investors in our common stock. Furthermore, our ability to raise additional capital would be impaired. As a result of these factors, the value of the common stock could decline significantly.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the operations and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by our Board of Directors.

The elimination of monetary liability against our directors under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against our directors, officers, and employees.

Our Certificate of Incorporation eliminates the personal liability of our directors to our Company and our stockholders for damages for breach of fiduciary duty as a director to the extent permissible under Delaware law. Further, our Bylaws provide that we are obligated to indemnify any of our directors or officers to the fullest extent authorized by Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us or our stockholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus supplement and in the documents incorporated by reference herein and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus supplement. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus supplement, those results or developments may not be indicative of results or developments in subsequent periods.

We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to, the risks and uncertainties outlined in the “Risk Factors” beginning on page S-7 of this prospectus supplement and other matters described herein generally. Some of these factors include:

•	our history of operating losses and our ability to generate sufficient cash from operations or receive sufficient financing, on acceptable terms, to continue our operations;

•	general economic conditions in the United States and in other markets in which we operate;

•	our reliance on a limited number of customers, in particular our sales of products for the U.S. Navy, for a significant portion of our revenue;

•	our ability to implement and manage our growth plans and control expenses to increase sales and improve margins;

•	our dependence on government customers and on the levels of funding available to such customers and our ability to satisfactorily fulfill our contractual obligations to such customers;

•	market acceptance of LED lighting technology;

•	our ability to respond to new lighting technologies and market trends with safe and reliable products;

•	our ability to compete effectively against companies with greater resources;

•	our ability to protect our intellectual property rights and the impact of any type of legal claim or dispute;

•	our ability to obtain critical components and finished products from third-party suppliers on acceptable terms;

•	risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations; and

•	our ability to maintain effective internal controls and otherwise comply with our obligations as a public company.

In light of the foregoing, we caution you not to place undue reliance on our forward-looking statements. Any forward-looking statement that we make in this prospectus supplement speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $                 million from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming that the underwriters do not exercise their option to purchase additional shares.

We plan to use the net proceeds of this offering to finance our growth efforts and for working capital and other general corporate purposes. We expect these uses will include expenditures related to our current plans to hire additional personnel as we build our direct sales and marketing force and retain the talent necessary to support the increasing scale of our operations across a variety of other functions, including management, technical and finance, and to make investments to expand and upgrade our manufacturing capabilities, including capital expenditures to purchase additional equipment principally for our “Made in America” product lines.

We also expect that the net proceeds of this offering will support our ongoing product development activities, and in the future may be utilized to invest in, acquire or license additional technologies, assets or businesses that support or complement our growth strategy, although we have no present understandings, commitments or agreements to enter into any such investments, acquisitions or licenses. Finally, we may utilize the additional working capital provided by the net proceeds of this offering to explore customer financing as a means to incentivize the investment necessary to purchase our products and potentially capitalize on the cost savings achieved over time.

The foregoing describes our current plans for use of the net proceeds of this offering, but our actual expenditures may vary. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of our management regarding the treatment of these proceeds.

We will not receive any proceeds from the sale of our shares of common stock by the selling shareholders.

MARKET PRICE OF OUR COMMON STOCK

Our common stock has been listed on the NASDAQ Capital Market under the symbol “EFOI” since August 7, 2014. Prior to our listing on the NASDAQ Capital Market, our stock traded on the OTCQB Marketplace (the “OTCQB”) from January 15, 2013 and the OTC Bulletin Board (the “OTCBB”) prior to January 15, 2013.

The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NASDAQ Capital Market, the OTCQB or the OTCBB, as applicable, after giving effect to the one-for-ten reverse stock split of our common stock effected on July 16, 2014:

	High	Low
2013:
First quarter	$2.50	$1.60
Second quarter	$6.00	$1.87
Third quarter	$4.80	$2.80
Fourth quarter	$8.80	$3.50
2014:
First quarter	$7.50	$3.85
Second quarter	$7.39	$5.20
Third quarter	$10.71	$4.12
Fourth quarter	$8.20	$4.69
2015:
First quarter	$5.75	$3.95
Second quarter	$8.82	$4.81
Third quarter (through September 9, 2015)	$29.20	$8.48

As of September 9, 2015, there were 115 holders of record of our common stock.

DIVIDEND POLICY

We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future would be at the discretion of our Board of Directors and depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant.

CAPITALIZATION

The following sets forth:

•	our actual capitalization as of June 30, 2015; and

•	our capitalization on an as-adjusted basis to give effect to: our receipt of estimated net proceeds of approximately $ million from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, which assumes that the underwriters do not exercise their option to purchase additional shares

You should read the following table together with “Use of Proceeds” in this prospectus supplement and our consolidated financial statements and the related notes and the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this prospectus supplement from our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

	June 30, 2015
	(in thousands)
	Actual	As Adjusted
Cash and cash equivalents	$10,173	$
Long-term debt	70		70
Stockholders’ equity:
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares
Issued and outstanding: no shares, actual and as adjusted	–		–
Common stock, par value $0.0001 per share:
Authorized: 15,000,000 shares (1)
Issued and Outstanding: 10,025,790 shares, actual, and , as adjusted	1		1
Additional paid-in-capital	101,003
Accumulated other comprehensive income	460		460
Accumulated deficit	(85,590)		(85,590)
Total stockholders’ equity	15,874
Total capitalization	24,453

(1)	Subsequent to June 30, 2015, the Company’s Certificate of Incorporation was amended to increase the number of authorized shares of common stock from 15,000,000 shares to 30,000,000 shares.

DILUTION

If you invest in our common stock, your ownership interest will experience immediate book value dilution to the extent of the difference between the public offering price per share of our common stock in this offering and the net tangible book value per share of our common stock after this offering. Dilution results from the fact that the public offering price per share of the common stock is substantially in excess of the net tangible book value per share of common stock attributable to the existing stockholders for the presently outstanding shares of our common stock.

As of June 30, 2015, our net tangible book value was $15.9 million, or $1.58 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the number of shares of our common stock outstanding. After giving effect to the issuance and sale by us of 1,250,000 shares of our common stock at a public offering price of $                     per share and the application of the estimated net proceeds therefrom after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted net tangible book value as of June 30, 2015 would have been approximately $                     million, or $                     per share of common stock. This amount would represent an immediate increase in net tangible book value of $                     per share to our existing stockholders and an immediate dilution of $                     per share to purchasers of shares in this offering.

The following table illustrates this dilution on a per share basis:

Public offering price per share	$
Historical net tangible book value per share as of June 30, 2015		1.58
Increase in net tangible book value per share attributable to new investors
Net tangible book value per share after the offering
Dilution per share to new investors	$

BUSINESS

Overview

Energy Focus, Inc. and its subsidiaries engage in the design, development, manufacturing, marketing and sale of energy-efficient lighting systems. We operate in a single industry segment, developing and selling our energy-efficient light-emitting diode (“LED”) lighting products into the government and military markets, and general commercial and industrial markets. Recently, we have aligned our resources and focused our efforts on the sale of our LED lighting products, in particular our military and commercial tubular LED (“TLED”) lines of products, into targeted vertical markets. Our goal is to become a leader in the LED lighting retrofit market by replacing fluorescent lamps in general purpose and high-intensity discharge (“HID”) lighting in low-bay and high-bay applications with our innovative, high-quality TLED products, which we believe could save approximately 50-70% of the energy used by prevailing fluorescent and HID lamps.

In order to focus on this business opportunity, we have recently exited non-core businesses. In 2013, we sold our pool lighting products business. During 2014, we shifted our focus away from the turnkey solutions business, which has historically incurred lower gross margins, we completed all outstanding solutions-based projects in the first quarter of 2015, and are no longer accepting new projects. In August 2015, we exited our United Kingdom business through the sale of Crescent Lighting Limited. We expect that we will report our historical turnkey solutions and Crescent Lighting Limited businesses as discontinued operations beginning with our results for the quarter ended September 30, 2015.

Our Industry

We are committed to bringing our high-quality, energy-efficient, long-lived and mercury-free TLED products to the marketplace to replace linear fluorescent lamps in general purpose lighting, and HID lamps in low-bay and high-bay lighting.

Lighting is responsible for 19% of global electricity use, according to the report “Light’s Labour’s Lost—Policies for Energy Efficient Lighting” from the International Energy Agency. We believe this presents a significant opportunity for our business as the lighting market continues its transition to more efficient technologies such as LED lighting, driven by technological improvements and emerging regulatory requirements. As the efficiency and cost of LED lighting continue to improve, we believe that market adoption will accelerate. According to a 2014 report from Navigant Research, the installed base of LED luminaries for commercial applications is expected to grow from 187 million in 2014 to nearly 2.8 billion by 2023, representing a compound annual growth rate, or “CAGR”, of approximately 47%.

We believe that the market opportunity for TLED products in particular, as replacements for linear fluorescent lamps that have historically been prevalent in commercial applications, is especially significant. According to the “2010 U.S. Market Lighting Characterization” report published by the U.S. Department of Energy (“DOE”) in January 2012, there were approximately 1.8 billion linear fluorescent lamps in the United States in the non-residential market in 2010. According to the “Energy Efficient Lighting for Commercial Applications” report published by Navigant Research in the fourth quarter of 2014, there were approximately 9.6 billion linear fluorescent lamps installed worldwide in 2014.

Furthermore, according to the report, “Adoption of Light Emitting Diodes in Common Lighting Applications,” published by the DOE in July 2015, linear fluorescent and low/high-bay lighting, two categories used in commercial and industrial applications, represent the majority of the potential for reduction in energy consumption in the U.S., accounting for 60% of the total potential reduction in energy usage that could be achieved by replacing all U.S. lighting installations with the best LED lighting available in 2014. Yet, according to the same report, penetration of LED lighting in these categories in the U.S. remains low, at just 1.3% and 2.2%, respectively, of 2014 market share. Therefore, we believe that while LED retrofit for fluorescent and low/high-bay lighting is still in its early stage, the growth dynamics and the market potential associated with the LED adoption are significant.

Our Products

We produce, source and/or market a wide variety of LED lighting technologies to serve our primary end markets, including the following:

Military products to serve the U.S. Navy and allied foreign navies:

•	Military Intellitube®;

•	Military globe lights;

•	Military berth light; and

•	HazGlobe lights.

Commercial products to serve our targeted and general commercial and industrial markets:

•	Commercial Intellitube® TLED replacement for linear fluorescent lamps;

•	Direct-wire TLED replacements for linear fluorescent lamps;

•	LED dock lights;

•	Vapor tight lighting;

•	Low-bay and high-bay lighting, for HID applications; and

•	LED retrofit kits.

The key features of our products are as follows:

•	Many of our products meet the lighting efficiency standards mandated by the Energy Independence and Security Act of 2007.

•	Many of our products qualify for federal and state tax and rebate incentives for commercial and residential consumers in certain states.

•	Many of our products make use of proprietary optical and electronics delivery systems that enable high efficiencies with superior lighting qualities.

Our Strengths and Strategy

Our LED products are more energy-efficient than traditional lighting products such as incandescent bulbs and fluorescent lamps, and we believe they can provide significant long-term energy and maintenance cost savings to potential clients.

Our strengths, which we believe provide a strategic competitive advantage, include the following:

•	providing what we believe to be the only military-spec qualified LED fluorescent replacement lamps for the U.S. Navy;

•	owning and controlling the development, design and construction of our TLED products to ensure performance, quality and cost advantages;

•	providing our recently launched commercial Intellitube® product, which we believe is the first single end powered TLED that is UL approved to work with both direct wire, as a single ended lamp, as well as an end-to-end lamp for direct fit into ballasted fixtures;

•	concentrated on developing and providing high-quality, price competitive TLED lamps to replace fluorescent and HID lamps for commercial and industrial markets;

•	a long developmental history, with broad and intimate understanding of lighting technologies and LED lighting applications;

•	product inventory availability through carrying limited SKUs; and

•	a deep understanding of the adoption dynamics for energy-efficient lighting products in existing commercial and industrial building markets.

Through our strengths, we seek to achieve the following objectives:

•	become the LED lighting leader in the targeted markets;

•	continuing sales growth and profitable financial performance;

•	further penetration of our military-grade LED lighting products to the military and maritime market, including both the U.S. Navy and allied foreign navy market;

•	replication of our success in the military and maritime market by penetrating the government and commercial vertical markets for our commercial LED lighting products; and

•	a streamlined and high-performing organization that is focused on providing industry-leading LED lighting products that generate energy savings and reduce carbon emissions for our clients.

Our strategy to achieve these objectives includes the following actions:

•	continue to utilize our patents and proprietary know-how to develop innovative LED lighting products that are differentiated by their quality, reliability, adaptability and cost of ownership;

•	increase awareness and knowledge of our technology and offerings within our targeted markets;

•	establish relationships with key clients and early adopters to demonstrate our technology and value in targeted vertical markets;

•	rapidly scale our sales efforts to increase the penetration of our technology in our targeted markets; and

•	expand selectively into geographical markets.

Targeted Vertical Markets

We are focusing on markets where the economic benefits of our lighting product offerings are most compelling. To do so, we are currently targeting specific vertical and geographic segments within three markets: military and maritime, government, and commercial and industrial.

We have achieved substantial growth in the military and maritime vertical market recently. During the second half of 2014, capitalizing on our long-standing relationship with the U.S. Navy and our status as what we believe to be the only U.S. Navy military-spec qualified TLED lamp provider, we began receiving sizable orders for our military Intellitube® product as the Navy embarked on a fleet-wide LED retrofit project. Sales of our products to distributors for the U.S. Navy were approximately $25.0 million for the six months ended June 30, 2015, or 84% of total net sales. Through June 30, 2015, we believe approximately 25% of the Navy’s potentially replaceable fluorescent tubes have been retrofitted with our military Intellitube® product.

We are optimistic that we will continue generating strong sales of our military Intellitube® product in the near-term as the transformation of the U.S. Navy fleet to LED lighting continues. In addition, we announced our first order for the Royal Australian Navy in the second quarter of 2015, and we believe there is a significant opportunity to build on our success with the U.S. Navy by targeting allied foreign navies in the long term. We also believe that our success and experience working with the U.S. military, coupled with the introduction of our commercial Intellitube® product in the second quarter of 2015 as well as our capability to manufacture “Made in America” products, provides an enhanced opportunity for us to market our products to approximately 200 major military bases in the U.S. Our efforts with military bases are still in the early stages, but we are actively pursuing the opportunity.

In the commercial and industrial markets, we are currently targeting the following verticals in the United States: healthcare, education, industrial and manufacturing and national retail, which we believe together could represent a retrofit opportunity of over one billion TLEDs.

In healthcare, we are currently working with several hospital systems to introduce our products and demonstrate our technology. Given the 24/7 lighting requirements of hospital systems, we believe the quality and value of our products are particularly attractive. We are aggressively expanding our sales effort in the healthcare vertical market in an attempt to increase our penetration, and have recently announced a supply agreement with a major northeast Ohio hospital system to retrofit the system’s main campus. Although the hospital system controls the timing and size of purchases, our current expectation is that this project, if completed, could require approximately 250,000 TLEDs over the next 18 to 24 months. According to the 2012 DOE report, “2010 U.S. Lighting Market Characterization”, there were approximately 151,000 healthcare buildings occupying 3.7 billion square feet of space. And according to the “Energy Efficient Lighting for Commercial Applications” report published by Navigant Research in the fourth quarter of 2014, the number of lamps per square feet in healthcare facilities to meet light requirement is 3%, which we believe translates into approximately 110 million fluorescent sockets to be retrofitted.

In education, we are gaining traction in the K-12 market and have received orders to retrofit school districts in various states. In addition, through a partnership in the TLED category with the Center for Green Schools at the U.S. Green Building Council that we announced in the second quarter of 2015, we are working to build awareness and adoption of our LED lighting technology in schools initially within our current geographic markets, including the North East, Mid-Atlantic and Midwest. As we advocate for the benefits of LED lighting in schools, both in terms of energy-efficiency and in creating a healthy learning environment, we believe additional opportunities to penetrate the K-12 market will arise. According to the 2012 DOE report, there were approximately 454,000 educational buildings occupying 11.6 billion square feet of space. And according to the 2014 report by Navigant Research, the number of lamps per square feet in educational facilities to meet light requirement is 2%, which we believe translates into approximately 230 million fluorescent sockets to be retrofitted.

We are also in the early stages of our efforts in the industrial and manufacturing and national retail vertical markets, which are large addressable markets and provide an attractive opportunity for us. In the industrial and manufacturing market in particular, due to the usage of HID lighting, the energy savings that can be achieved by switching to our LED products could be substantial and we believe we have attractive product offerings in this space. According to the 2012 DOE report, there were approximately 455,000 industrial buildings occupying 9.8 billion square feet of space and 772,000 retail buildings occupying 13.1 billion square feet of space. And according to the 2014 report by Navigant Research, the number of lamps per square feet in industrial and retail facilities to meet light requirement is 3% and 4%, respectively, which we believe translates into approximately 290 million and 520 million fluorescent sockets to be retrofitted, respectively.

Sales and Marketing

Our products are sold through a combination of direct sales employees, independent sales representatives, electrical and lighting contractors and distributors. We continue to seek to penetrate the military and maritime and government markets through our direct sales force, as well as through our distribution and sales representative partners.

We currently sell the majority of our products for the U.S. Navy through a single distributor, Energy Management Products, LLC. Sales of our products to the U.S. Navy through this distributor were $23.6 million in the six months ended June 30, 2015, or 79% of our total sales for the period. Sales to this distributor accounted for approximately 50% of our sales during 2014. The remainder of our sales of products for the U.S. Navy in the six months ended June 30, 2015 were made pursuant to a contract we were awarded in 2011.

Within the commercial and industrial market, we continue to focus on direct corporate accounts, general contractors and lighting retrofit companies (“LRCs”), especially in the healthcare, education, industrial and manufacturing, and retail markets, and in geographic areas with strong energy rebate programs offered by utilities companies. We intend to continue to expand our business development capabilities and sales organizations to support our efforts in these areas.

Competition

Our commercial lighting products compete against a variety of lighting products, including conventional light sources such as compact fluorescent lamps and HID lamps, as well as other TLEDs and full fixture lighting products. Our ability to compete depends substantially upon the superior performance and lower lifecycle cost of our products. Principal competitors in our markets include large lamp manufacturers and lighting fixture companies, as well as Asian TLED manufacturers whose financial resources may substantially exceed ours. These competitors may introduce new or improved products that may reduce or eliminate some of the competitive advantage of our products. We anticipate that competition for our products will also come from new technologies that offer increased energy efficiency, lower maintenance costs and/or lower heat radiation.

In our military product line, we compete with a small number of qualified military lighting lamp and fixture suppliers, who in the future might also provide LED lighting products. In certain commercial applications, we compete with LED systems produced by large lighting companies such as Royal Philips, CREE, Inc., Osram Sylvania, and GE, Inc. Some of these competitors offer products with performance characteristics similar to those of our products.

Manufacturing and Suppliers

We produce our lighting products and systems through a combination of internal manufacturing and assembly at our Solon, Ohio facility, and sourced finished goods. Our internal lighting system manufacturing consists primarily of final assembly, testing, and quality control. We have worked with a number of our vendors to design custom components to meet our specific needs. Our quality assurance program provides for testing of all sub-assemblies at key stages in the assembly process, as well as testing of finished products produced both internally and sourced through third parties.

In an effort to reduce manufacturing costs, we have outsourced the production of certain parts and components, as well as finished goods in certain product lines, to a small number of vendors in various locations throughout the world, primarily in the United States, China, and Taiwan. In some cases, we rely upon a single supplier to source certain components, sub-assemblies, or finished goods. We continually attempt to improve our global supply chain practices in order to satisfy client demands in terms of quality and volumes, while controlling our costs and achieving targeted gross margins.

Additionally, we plan to purchase surface mount technology equipment to launch a “Made in America” commercial line of TLEDs targeted for military bases and other federal installations.

Product Development

Product development is a key area of focus for us. Our product development team is dedicated to developing and designing leading LED lighting products, and we have recently opened product development centers in Taiwan and Minnesota.

For the six months ended June 30, 2015, gross product development expenses were $1.4 million. For the year ended December 31, 2014, gross product development expenses were $1.7 million.

Intellectual Property

We have a policy of seeking to protect our intellectual property through patents, license agreements, trademark registrations, confidential disclosure agreements and trade secrets as management deems appropriate. We have approximately 10 patents that we consider key to our current product lines. Additionally, we have various pending United States patent applications, and various pending Patent Cooperation Treaty patent applications filed with the World Intellectual Property Organization that serve as the basis for national patent filings in countries of interest. Our issued patents expire at various times through July 2032. Generally, the term of patent protection is twenty years from the earliest effective filing date of the patent application. There can be no assurance; however, that our issued patents are valid or that any patents applied for will be issued, and that our competitors or clients will not copy aspects of our lighting systems or obtain information that we regard as proprietary. There can also be no assurance that others will not independently develop products similar to ours. The laws of some foreign countries in which we sell or may sell our products do not protect proprietary rights to products to the same extent as the laws of the United States.

Employees

At June 30, 2015, we had 77 full-time employees, all of whom were located in the United States. We also utilize contract employees from time to time, primarily in our manufacturing operations. None of our employees are subject to any collective bargaining agreements.

SELLING STOCKHOLDERS

The following table sets forth:

•	the names of the selling stockholders;

•	the number and percent of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus supplement;

•	the number of shares of our common stock that are being offered for resale for the account of the selling stockholders under this prospectus supplement; and

•	the number and percent of shares of our common stock to be beneficially owned by the selling stockholders after the offering if all of the shares offered by the selling stockholders and by us under this prospectus supplement are sold.

We have determined beneficial ownership in accordance with SEC rules. The percent of shares beneficially owned prior to the offering is based on 10,074,227 shares of our common stock issued and outstanding as of September 8, 2015. The number of shares being offering by the selling stockholders, and the number and percent of shares beneficially owned by the selling stockholders after the offering, assume no exercise by the underwriters of their over-allotment option. The over-allotment option includes up to an additional              shares that may be sold by the selling stockholders on a pro-rata basis.

The selling stockholders acquired their shares in our 2012 private placement of units, each consisting of a share of common stock and one-half of a warrant to purchase common stock, and in our 2012 through 2013 private placement of convertible notes and the subsequent conversion of those notes in 2014.

As described in the footnotes below, Mr. Tu, our Executive Chairman and Chief Executive Officer, Jiangang Luo, a director, and Simon Cheng, an employee and a director, have interests in, or relationships with, certain of the selling stockholders or their beneficial owners.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Selling Stockholder	Number	Percent		Number	Percent
Bright Horizon Partners Inc. (1)	1,030,434	10.2%
Cleantech Global Limited (2)	910,869	9.0%
Brilliant Start Enterprise Inc. (3)	852,173	8.5%
5 Elements Energy Efficiency Limited (4)	570,000	5.7%

(1)	The address for Bright Horizon Partners Inc. is 1330 Avenue of the Americas, #36C, New York, NY 10019. Hongfei Zhang controls, and has voting and dispositive power over the shares of common stock held by, Bright Horizon Partners Inc. If the underwriters exercise their option to purchase additional shares of our common stock, Bright Horizon Partners Inc. would beneficially own shares of our common stock after this offering.

(2)	The address for Cleantech Global Limited is 18 Michelle Way, Pine Brook, NJ 07058. Jiangang Luo, a member of our Board of Directors, is the Managing Partner of, and has voting and dispositive power over the shares of common stock held by, Cleantech Global Limited. If the underwriters exercise their option to purchase additional shares of our common stock, Cleantech Global Limited would beneficially own shares of our common stock after this offering.

(3)	The address for Brilliant Start Enterprise Inc. is Portcullis TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, British Virgin Islands. Gina Huang controls, and has voting and dispositive power over the shares of common stock held by, Brilliant Start Enterprise Inc. Ms. Huang is also the beneficial owner of 600,000 shares of our common stock held by Jag International Co., Ltd. If the underwriters exercise their option to purchase additional shares of our common stock, Brilliant Start Enterprise, Inc. would beneficially own shares of our common stock after this offering.

(4)

The address for 5 Elements Energy Efficiency Limited (“5 Elements Energy”) is P.O. Box 166, Road Town, Tortola, British Virgin Islands. Yeh Mei-Hui Cheng and Communal International Ltd. (“Communal”) are each a 50% owner of 5 Elements Energy and have shared voting and dispositive power over the shares of common stock held by 5 Elements Energy. James Tu, our Executive Chairman and Chief Executive Officer, is Co-Founder, Partner-In-Charge and a 50% owner of Communal. Ms. Cheng is the other Co-Founder of Communal and the mother of Simon Cheng, who is a director and employee of the Company. If the underwriters exercise their option to purchase additional shares of our common stock, 5 Elements Energy would beneficially own shares of our common stock after this offering.

UNDERWRITING

We and the selling stockholders have entered into an underwriting agreement with the underwriters named below. Oppenheimer & Co. Inc. is acting as the representative of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

Underwriter	Number of Shares
Oppenheimer & Co. Inc.
Canaccord Genuity Inc.
Rodman & Renshaw a unit of H.C. Wainwright & Co., LLC

Total

The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about                     , 2015 against payment in immediately available funds. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The representative has advised us and the selling stockholders that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representative may offer some of the shares to other securities dealers at such price less a concession of $         per share. After the shares are released for sale to the public, the representative may change the offering price and other selling terms at various times.

We and the selling stockholders have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of             additional shares (             from us and             from the selling stockholders) to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be approximately $         million and the total proceeds to us and the selling stockholders, after deducting underwriting discounts and commissions and before expenses, will be approximately $         million and $         million, respectively. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the foregoing table.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Commission and Expenses

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Energy Focus, Inc.	$	$	$
Selling stockholders	$	$	$

Total	$	$	$

We have also agreed to reimburse the underwriters for certain of their expenses, in an amount of up to $150,000, as set forth in the underwriting agreement.

We estimate that our portion of the total expenses of the offering, excluding the underwriting discounts and commissions, will be approximately $0.3 million. We paid the registration fee related to the shares to be sold by the selling stockholders in this Offering when the Secondary Registration Statement was filed, but the selling stockholders will otherwise bear their own expenses in connection with this offering.

No Sales of Similar Securities

We, each of our executive officers and directors and the selling stockholders have agreed to a 90-day “lock up” with respect to shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative. Notwithstanding the foregoing, Bright Horizon Partners Inc. may sell 150,000 shares of common stock to a single purchaser pursuant to an existing arrangement 30 days after the date of this prospectus.

Stabilization

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions—The representative may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

•

Over-allotments and syndicate covering transactions—The underwriters may sell more shares of our common stock in connection with this offering than the number of shares than they have committed to purchase. This over- allotment creates a short position for the underwriters. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

•	Penalty bids—If the representative purchases shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

•	Passive market making—Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to limitations, until the time, if ever, at which a stabilizing bid is made.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the NASDAQ Capital Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

Electronic Delivery of Prospectus Supplement

A prospectus supplement in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. The prospectus supplement in electronic format will be identical to the paper version of such prospectus supplement. Other than the prospectus supplement in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us, for which they received or will receive customary fees and expenses.

Notice to Non-US Investors

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this document or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission (“Commission bancaire, financière et des assurances/Commissie voor het Bank, Financie en Assurantiewezen”). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any units, or to take any steps relating/ancillary thereto, and not to distribute or publish this document or any other material relating to the units or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of securities to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and the Company to be in violation of the Belgian securities laws.

France

Neither this prospectus supplement nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l’épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

United Kingdom/Germany/Norway/The Netherlands

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State other than the offers contemplated in this prospectus supplement in name(s) of Member State(s) where prospectus will be approved or passported for the purposes of a non-exempt offer once this prospectus supplement has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in name(s) of relevant Member State(s) except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the representative to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Company; and

(b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Israel

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a) a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b) a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c) an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d) a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e) a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f) a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g) an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h) a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i) an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j) an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 50 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus supplement will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Italy

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy (“Italy”) nor may any copy of this prospectus supplement or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus supplement or any other document relating to the shares offered hereby in Italy must be made:

(a) by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”);

(b) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c) in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus supplement has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus supplement may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980).

Switzerland

The shares offered pursuant to this prospectus supplement will not be offered, directly or indirectly, to the public in Switzerland and this prospectus supplement does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. The company has not applied for a listing of the shares being offered pursuant to this prospectus supplement on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus supplement have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of shares.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio. Certain legal matters in connection with this offering will be passed upon for the underwriters by Proskauer Rose LLP, New York, New York and for the selling stockholders by Benesch, Friedlander, Coplan & Aronoff, LLP, Cleveland, Ohio.

EXPERTS

The consolidated financial statements incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2014 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and are incorporated by reference herein in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Primary Registration Statement and the Secondary Registration Statement that register the shares of our common stock to be sold in this offering. This prospectus supplement and the accompanying prospectuses do not contain all of the information set forth in the registration statements and the exhibits and schedules thereto. For further information with respect to us and our common stock, you should refer to the registration statements and the exhibits and schedules filed as a part of the registration statements.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. The registration statements, reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information that we file electronically with the SEC. The information we file with the SEC is also available on our website, www.energyfocusinc.com. Our website, and the information contained on or accessible through our website, is not part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. You should read the information incorporated by reference because it is an important part of this prospectus supplement. Any document, and any statement contained in a document, incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or incorporated by reference herein from a later-dated document, modifies or supersedes such document or statement.

We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than information “furnished” rather than “filed”) until the termination of the offering of securities described in this prospectus supplement:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 12, 2015, and Amendment No. 1 to that Annual Report on Form 10-K/A, filed with the SEC on April 6, 2015.

(b)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, filed with the SEC on May 5, 2015, and June 30, 2015, filed with the SEC on August 5, 2015.

(c)	Our Current Reports on Form 8-K, filed with the SEC on February 5, 2015, February 17, 2015, March 13, 2015 and July 27, 2015.

(d)	The description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on July 29, 2014, as supplemented by the “Description of Capital Stock” found on page 13 of the prospectus included in the Primary Registration Statement and including any amendments or reports filed that update such descriptions.

We will provide a copy of these filings at no cost upon written or oral request. You may request a copy of these filings by writing us at Energy Focus, Inc., 32000 Aurora Road, Suite B, Solon, Ohio 44139; or by telephoning us at (440) 715-1300.

PROSPECTUS

$25,000,000

ENERGY FOCUS, INC.

Common Stock

We may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of the offering. The aggregate offering price of all securities sold by us pursuant to this prospectus will not exceed $25,000,000.

This prospectus describes the general manner in which the shares of our common stock may be offered and sold. The specific manner in which shares of common stock may be offered and sold will be described in one or more prospectus supplements.

You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the NASDAQ Capital Market under the symbol “EFOI.” On December 18, 2014, the last reported sale price for our common stock was $5.19 per share. As of that date and based on that last reported sale price per share, the aggregate market value of our voting and non-voting common equity held by non-affiliates was approximately $32,580,505.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public offering in reliance on that instruction with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. We have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Investing in our common stock involves substantial risk. Please read “Risk Factors” beginning on page 4 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 5, 2015.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. You should read this prospectus and any applicable prospectus supplement, together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any applicable prospectus supplement. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any applicable prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires, all references to “Energy Focus,” “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to Energy Focus, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

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SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus and in the documents we incorporate by reference into this prospectus. The summary is not complete and does not contain all of the information that you should consider before investing in our common stock. After you read this summary, you should read and consider carefully the entire prospectus and any prospectus supplement and the more detailed information and financial statements and related notes that are incorporated by reference into this prospectus and any prospectus supplement. If you invest in our shares, you are assuming a high degree of risk.

Unless otherwise indicated, the information in this prospectus reflects a one-for-ten reverse stock split of our common stock effected on July 16, 2014, and all share and per share data has been adjusted for the one-for-ten reverse stock split for all periods presented.

Our Company and Business

Energy Focus, Inc. and its subsidiaries engage in the design, development, manufacturing, marketing, and installation of energy-efficient lighting systems and solutions where we have historically served two segments:

•	Products: providing military, general commercial and industrial energy-efficient lighting offerings; and

•	Solutions: providing turnkey, high-quality, energy-efficient lighting application alternatives, primarily to the existing public-sector building market. During the third quarter of 2014, we began shifting our focus away from the turnkey solutions business to align our resources with developing and selling our LED products.

In 2013, we sold and discontinued our pool products business, and are focusing our resources solely on our LED lighting retrofit business. Additionally, research and development remains a key focus for us. Our research and development team is dedicated to developing and designing leading-edge technology LED lighting products, and we have curtailed our efforts on bidding on research contracts and grants.

The Company was founded in 1985 as Fiberstars, Inc., a California corporation, and reincorporated in Delaware in November 2006. In May 2007, Fiberstars, Inc. merged with and became Energy Focus, Inc., also a Delaware corporation. Our principal executive offices are located at 32000 Aurora Road, Suite B, Solon, Ohio 44139. Our telephone number is 440.715.1300. Our website address is www.energyfocusinc.com. Information on our website is not part of this prospectus.

The Offering

We may offer shares of our common stock, from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined at the time of offering, up to a maximum aggregate offering price equal to the amount set forth on the cover page of this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we offer shares of our common stock, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities and the offering. A prospectus supplement to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference.

We may sell shares of our common stock directly to or through underwriters, dealers or agents. If we do offer shares of our common stock through underwriters or agents, we will include in the applicable prospectus supplement:

•	the names of those underwriters or agents;

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•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public offering in reliance on that instruction with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75 million. We have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider and evaluate the risk factors below, together with the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement, before making an investment decision. The occurrence of any of these risks and uncertainties could harm our business, financial condition, results of operations or growth prospects. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Associated with Our Business

We have a history of operating losses and may incur losses in the future, and our auditors have issued a “Going Concern” opinion.

We have experienced net losses from continuing operations of approximately $5.1 million for the nine months ended September 30, 2014 and $6.9 million, $6.6 million and $6.0 million for the years ended December 31, 2013, 2012 and 2011, respectively. As of September 30, 2014, we had cash and cash equivalents of approximately $6.7 million and an accumulated deficit of $88.1 million. Although management has addressed many of the legacy issues that have historically burdened our financial performance, we still face challenges in order to reach profitability. In order for us to attain profitability and growth, we will need to successfully address these challenges, including improvement in gross margins, execution of our marketing and sales plans for our energy-efficient LED lighting products, the development of new technologies into sustainable product lines, and continued improvements in our supply chain performance.

There is a risk that our business may not be as successful as we envision. Our independent registered public accounting firm has issued an opinion in connection with our most recent Annual Report on Form 10-K raising substantial doubt as to our ability to continue as a going concern. This opinion stems from our historically poor operating performance, and our historical inability to generate sufficient cash flow to meet obligations and sustain operations without obtaining additional external financing. We currently have a revolving credit facility that provides funding for our operations. We have the right to terminate the facility on December 31, 2015, and the lender may terminate the facility at any time by providing the requisite advance notice. Although we are optimistic about obtaining the funding necessary for us to continue as a going concern, there can be no assurances that this objective will be successful or that we will obtain funding on acceptable terms or in a timely fashion or at all. As such, we will continue to review and pursue selected external funding sources, if necessary, to execute these objectives including, but not limited to, the following:

•	renew our existing credit facility on acceptable terms prior to its expiration or termination or obtain funding from other financial institutions on acceptable terms,

•	obtain financing from traditional or non-traditional investment capital organizations or individuals, and

•	obtain funding from the sale of our common stock or other equity or debt instruments or the exercise of outstanding warrants.

Obtaining financing through the above-mentioned mechanisms contains risks, including:

•	loans or other debt instruments may have terms and/or conditions, such as interest rate, restrictive covenants and control or revocation provisions, which are not acceptable to management or our Board of Directors,

•	the current environment in capital markets combined with our capital constraints may prevent us from being able to obtain adequate debt financing,

•	financing may not be available for parties interested in pursuing the acquisition of one or more of our operating units, and

•	additional equity financing may not be available to us in the current capital environment and could lead to further dilution of stockholder value for current stockholders of record.

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If we fail to raise additional capital, including from sales revenues, loans or other external funding sources, we may be required to change our planned business strategies. If we are unable to obtain adequate financing, we may not be able to successfully develop and market our products and services. As a result, we would need to curtail business operations, which would have a material negative effect on operating results, the value of our outstanding stock is likely to fall, and our business may fail, causing our stockholders to lose their entire investments.

Depressed general economic conditions may adversely affect our operating results and financial condition.

Our business is sensitive to changes in general economic conditions, both inside and outside the United States. An economic downturn may adversely impact our business. Slow growth in the economy or an economic downturn could adversely affect our ability to meet our working capital requirements and growth objectives, or could otherwise adversely affect our business, financial condition and results of operations. As a result, any general or market-specific economic downturns, particularly those affecting building renovation, or that cause end-users to reduce or delay their purchases of lighting products, services, or retrofit activities, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance. Our operating results have fluctuated significantly in the past, and could fluctuate in the future. Factors that may contribute to fluctuations include:

•	changes in aggregate capital spending, cyclicality and other economic conditions, or domestic and international demand in the industries we serve;

•	the timing of large customer orders, such as the recently announced orders for the U.S. Navy;

•	our ability to effectively manage our working capital;

•	our ability to satisfy consumer demands in a timely and cost-effective manner;

•	pricing and availability of labor and materials;

•	our inability to adjust certain fixed costs and expenses for changes in demand;

•	seasonal fluctuations in demand and our revenue; and

•	disruption in component supply from foreign vendors.

If LED lighting technology fails to gain widespread market acceptance or we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenue and profits may be harmed.

To be successful, we depend on continued market acceptance of our existing LED technology. Although adoption of LED lighting continues to grow, the use of LED lighting products for general illumination is in its early stages, is still limited and faces significant challenges. Potential customers may be reluctant to adopt LED lighting products as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness, light quality and cost-effectiveness when compared to other established lighting sources available in the market. Changes in economic and market conditions may also affect the marketability of some traditional lighting technologies such as declining energy prices in certain regions or countries may favor existing lighting technologies that are less energy efficient, reducing the rate of adoption for LED lighting products in those areas. Even if LED lighting products continue to achieve performance improvements and cost reductions, limited customer awareness of the benefits of LED lighting products, lack of widely accepted standards governing LED lighting products and customer unwillingness to adopt LED lighting products in favor of entrenched solutions could significantly limit the demand for LED lighting products and

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adversely impact our results of operations. In addition, we will need to keep pace with rapid changes in LED technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. Development of new products incorporating advanced technology is a complex process subject to numerous uncertainties. We have previously experienced, and could in the future experience, delays in the introduction of new products. If effective new sources of light other than LEDs are discovered, our current products and technologies could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends, respond on a timely basis with our own development of new products and enhancements to existing products, and achieve broad market acceptance of these products and enhancements, our competitive position may be harmed and we may not achieve sufficient growth in our net sales to attain or sustain profitability.

If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

Our ability to achieve our desired growth depends on our execution in functional areas such as product development and management, sales and marketing, and general administration and operations. To manage any future growth, we must continue to improve our product development, distribution, operational and financial processes and systems and expand, train and manage our employee base. If we are unable to manage our growth effectively, our business and results of operations could be adversely affected.

If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.

The lighting industry is highly competitive. In the high performance lighting markets in which we sell our advanced lighting systems, our products compete with lighting products utilizing traditional lighting technology provided by many vendors. Additionally, in the advanced lighting markets in which we have primarily competed to date, competition has largely been fragmented among a number of small manufacturers. However, some of our competitors, particularly those that offer traditional lighting products, are larger, established companies with greater resources to devote to research and development, manufacturing and marketing, as well as greater brand recognition.

Moreover, we encounter competition from an even greater number of companies in the general lighting market. Our competitors also include the large, established companies in the general lighting industry, such as General Electric Company, Osram Sylvania, CREE, Inc. and Royal Philips Electronics. Each of these competitors offers lighting products utilizing LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of LED lighting products than we possess. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily.

In each of our markets, we also anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us. Our competitors’ lighting technologies and products may be more readily accepted by customers than our products will be. Moreover, if one or more of our competitors or suppliers were to merge with one another, the change in the competitive landscape could adversely affect our competitive position. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our net sales and profitability and our future prospects for success may be harmed.

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If we are unable to obtain and adequately protect our intellectual property rights, our ability to commercialize our products could be substantially limited.

We consider our technology and processes proprietary. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors may utilize our proprietary technology. As a result, our business, financial condition and results of operations could be adversely affected. We protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements, and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or slightly modify our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad. Furthermore, there can be no assurance that we will be issued patents for which we have applied or obtain additional patents, or that we will be able to obtain licenses to patents or other intellectual property rights of third parties that we may need to support our business in the future. The inability to obtain certain patents or rights to third-party patents and other intellectual property rights in the future could have a material adverse effect on our business.

Our industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which may result in protracted and expensive litigation. We have engaged in litigation in the past and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on acceptable terms, if at all, and may attempt to redesign those products that contain allegedly infringing intellectual property, which may not be possible. We also may have to indemnify certain customers if it is determined that we have infringed upon or misappropriated another party’s intellectual property. The cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could materially harm our business, financial condition and results of operations.

We derive a significant portion of our revenue from a few customers and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects.

Our customer base is highly concentrated. One or a few customers have represented a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. In the nine months ended September 30, 2014, sales to our ten largest end customers from continuing operations accounted for approximately 70% of net sales and sales of our products for the U.S. Navy accounted for approximately 47% of net sales. A limited number of customers may continue to comprise a substantial portion of our revenue for the foreseeable future. We could lose business from a significant customer for a variety of reasons, including:

•	levels of funding available to governmental customers, a change in procurement strategies employed by those customers and our ability to fulfill our obligations to such customers and comply with government contracting laws and regulations;

•	the consolidation, merger or acquisition of an existing customer, resulting in a change in procurement strategies employed by the surviving entity that could reduce the amount of orders we receive;

•	our performance on individual relationships with one or more significant customers are impaired due to another reason, which may cause us to lose future business with such customers and, as a result, our ability to generate income would be adversely impacted; and

•	the strength of our professional reputation.

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If critical components and finished products that we currently purchase from a small number of third-party suppliers become unavailable or increase in price, or if our suppliers fail to meet our requirements for quality, quantity and timeliness, our revenue and reputation in the marketplace could be harmed, which would damage our business.

In an effort to reduce manufacturing costs, we have outsourced the production of certain parts and components, as well as finished goods in our product lines, to a small number of vendors in various locations throughout the world, primarily in the United States, China and Taiwan. While we believe alternative sources for these components and products are available, we have selected these particular suppliers based on their ability to consistently provide the best quality product at the most cost effective price, to meet our specifications, and to deliver within scheduled time frames. If our suppliers fail to perform their obligations in a timely manner or at satisfactory quality levels, we may suffer lost sales, reductions in revenue and damage to our reputation in the market, all of which would adversely affect our business. We may be vulnerable to unanticipated price increases and payment term changes. Significant increases in the prices of sourced components and products could cause our product prices to increase, which may reduce demand for our products or make us more susceptible to competition. Furthermore, in the event that we are unable to pass along increases in operating costs to our customers, margins and profitability may be adversely affected. Accordingly, the loss of all or one of these suppliers could have a material adverse effect on our operations until such time as an alternative supplier could be found.

Additionally, consolidation in the lighting industry could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing key components and products at competitive prices. We may be subject to various import duties applicable to materials manufactured in foreign countries and may be affected by various other import and export restrictions, as well as other considerations or developments impacting upon international trade, including economic or political instability, shipping delays and product quotas. These international trade factors will, under certain circumstances, have an impact on the cost of components, which will have an impact on the cost to us of the manufactured product and the wholesale and retail prices of our products.

We depend on independent distributors and sales representatives for a substantial portion of our net sales, and the failure to manage our relationships with these third parties, or the termination of these relationships, could cause our net sales to decline and harm our business.

Although we are building our sales force to sell directly to end clients, we currently rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through third-party independent distributors and sales representatives. In particular, sales of our products for the U.S. Navy, which have accounted for a substantial portion of our net sales in recent periods, are made through an independent distributor. In addition, these parties provide technical sales support to end-users. Our current agreements within these sales channels are generally non-exclusive, meaning they can sell products of our competitors. We anticipate that any such agreements we enter into in the future will be on similar terms. Furthermore, our agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these distributors or sales representatives perform and cannot be certain that we or end-users will be satisfied by their performance. If these distributors and sales representatives significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our net sales and profits.

Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Despite product testing, defects may be found in our existing or future products. This could result in, among other things, a delay in the recognition or loss of net sales, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the

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attention of our engineering personnel from our product development efforts, and harm our relationships with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business. Some of our products use line voltages (such as 120 or 240 AC), which involve enhanced risk of electrical shock, injury or death in the event of a short circuit or other malfunction. Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

Our business may suffer if we fail to comply with government contracting laws and regulations.

We derive a portion of our revenues from direct and indirect sales to U.S., state, local, and foreign governments and their respective agencies. In particular, sales of our products for the U.S. Navy have accounted for a substantial portion of our net sales in recent periods and we have recently announced additional significant orders for the U.S. Navy. Contracts with government customers are subject to various procurement laws and regulations, business prerequisites to qualify for such contracts, accounting procedures, intellectual property process, and contract provisions relating to their formation, administration and performance, which may provide for various rights and remedies in favor of the governments that are not typically applicable to or found in commercial contracts. Failure to comply with these laws, regulations or provisions in our government contracts could result in litigation, the imposition of various civil and criminal penalties, termination of contracts, forfeiture of profits, suspension of payments, or suspension from future government contracting. If our government contracts are terminated, if we are suspended from government work, or if our ability to compete for new contracts is adversely affected, our business could suffer due to, among other factors, lost sales, the costs of any government action or penalties, damages to our reputation and the inability to recover our investment in developing and marketing products for government use.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have significant U.S. net operating loss and tax credit carryforwards (the “Tax Attributes”). Under federal tax laws, we can carry forward and use our Tax Attributes to reduce our future U.S. taxable income and tax liabilities until such Tax Attributes expire in accordance with the Internal Revenue Code of 1986, as amended (the “IRC”). Section 382 and Section 383 of the IRC provide an annual limitation on our ability to utilize our Tax Attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership, as defined under the IRC. Share issuances in connection with our past financing transactions, this offering or other future changes in our stock ownership, which may be beyond our control, could result in changes in ownership for purposes of the IRC. Such changes in ownership could further limit our ability to use our Tax Attributes. Accordingly, any such occurrences could adversely affect our financial condition, operating results and cash flows.

The cost of compliance with environmental, health and safety laws and regulations could adversely affect our results of operations or financial condition.

We are subject to a broad range of environmental, health, and safety laws and regulations. These laws and regulations impose increasingly stringent environmental, health, and safety protection standards and permit requirements regarding, among other things, air emissions, wastewater storage, treatment, and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, the remediation of environmental contamination, and working conditions for our employees. Some environmental laws, such as Superfund, the Clean Water Act, and comparable laws in U.S. states and other jurisdictions world-wide, impose joint and several liability for the cost of environmental remediation, natural resource damages, third party claims, and other expenses, without regard to the fault or the legality of the original conduct, on those persons who contributed to the release of a hazardous substance into the environment. We may also be affected by future laws or regulations, including those imposed in response to energy, climate change, geopolitical, or similar concerns. These laws may

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impact the sourcing of raw materials and the manufacture and distribution of our products and place restrictions and other requirements on the products that we can sell in certain geographical locations.

We have international sales and are subject to risks associated with operating in international markets.

For the nine months ended September 30, 2014, net sales of our products outside of the United States represented 11% of our total net sales from continuing operations. We generally provide technical expertise and limited marketing support, while our independent international distributors generally provide sales staff, local marketing, and product services. We believe our international distributors are better able to service international markets due to their understanding of local market conditions and best business practices. International business operations are subject to inherent risks, including, among others:

•	difficulty in enforcing agreements and collecting receivables through foreign legal systems,

•	unexpected changes in regulatory requirements, tariffs, and other trade barriers or restrictions,

•	potentially adverse tax consequences,

•	the burdens of compliance with the U.S. Foreign Corrupt Practices Act, similar anti-bribery laws in other countries, and a wide variety of foreign laws,

•	import and export license requirements and restrictions of the United States and each other country in which we operate,

•	exposure to different legal standards and reduced protection for intellectual property rights in some countries,

•	currency fluctuations and restrictions, and

•	political, social, and economic instability, including war and the threat of war, acts of terrorism, pandemics, boycotts, curtailment of trade or other business restrictions.

If we do not anticipate and effectively manage these risks, these factors may have a material adverse impact on our sales, thus lowering our total revenues.

If we are unable to attract or retain qualified personnel, our business and product development efforts could be harmed.

To a large extent, our future success will depend on the continued contributions of certain employees, such as our current Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. We had significant turnover in our management team during 2013 and cannot be certain that these and other key employees will continue in their respective capacities for any period of time, and these employees may be difficult to replace. Our future success will also depend on our ability to attract and retain qualified technical, sales, marketing, and management personnel, for whom competition is very intense. The loss of, or failure to attract, hire and retain any such persons could delay product development cycles, disrupt our operations, or otherwise harm our business or results of operations. We have been successful in hiring experienced energy solutions salespeople from leading firms in the industry, but if these individuals are not successful in achieving our expectations, then planned sales may not occur and the anticipated net sales may not be realized.

A significant portion of our business is dependent upon the existence of government funding, which may not be available into the future and could result in a significant reduction in sales and could cause significant harm to our business.

We anticipate a significant portion of our future product sales will come from the military and maritime markets, which is reliant upon federal funding. In particular, sales of our products for the U.S. Navy have accounted for a substantial portion of our net sales in recent periods and we have recently announced additional

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significant orders for the U.S. Navy. In addition, a significant portion of our research and development efforts have been supported directly by government funding and were contracted for short periods, usually one to two years. Further, a significant portion of net sales generated by Energy Focus LED Solutions, LLC are derived from state government funding and supported by federal government funding. U.S. government contracts are conditioned upon the continuing approval by the U.S. Congress of the necessary spending to honor such contracts. We cannot be certain that our U.S. government contracts will not be terminated or suspended in the future due to reductions or eliminations of government funding. If government funding is reduced or eliminated, there is no guarantee that we would be able to continue to fund our activities in these areas at their current levels, if at all, and grow our product sales. If we are unable to maintain our access to government funding in these areas, there could be a significant impact on our net sales and profits and our ability to compete and develop new products.

We believe that certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our net sales might be adversely affected if such an amendment or implementation were to occur.

Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. In the United States, we seek certification on substantially all of our products from Underwriters Laboratories (UL®) or Intertek Testing Services (ETL®). Where appropriate in jurisdictions outside the United States and Europe, we seek to obtain other similar national or regional certifications for our products. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain such certifications for our existing products. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our net sales might be adversely affected if such an amendment or implementation were to occur.

We incur significant costs as a result of being a public company and our management is required to devote substantial time and financial resources to meet compliance obligations.

As a public company reporting to the Securities and Exchange Commission, we incur significant legal, accounting, investor relations, board compensation and other expenses. We are subject to the reporting requirements of the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002, including section 404(a) that requires that we annually evaluate and report on our systems of internal controls. In the future, there may be material weaknesses in our internal controls that would be required to be reported in future Annual Reports on Form 10-K and/or Quarterly Reports on Form 10-Q. A negative reaction by the equity markets to the reporting of a material weakness could cause our stock price to decline.

Failure to effectively estimate employer-sponsored health insurance premiums and incremental costs due to the Affordable Healthcare Act could materially and adversely affect our results of operations, financial position, and cash flows.

In March 2010, the United States federal government enacted comprehensive health care reform legislation, which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded, and imposes new taxes on health insurers, self-insured companies, and health care benefits. The legislation imposes implementation effective dates that began in 2010 and extend through 2020, with many of the changes requiring

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additional guidance from federal agencies and regulations. Possible adverse effects could include increased costs, exposure to expanded liability, and requirements for us to revise the ways in which healthcare and other benefits are provided to employees. We continue to monitor the potential impacts the health care reform legislation will have on our financial results.

We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.

At any given time, we may be subject to litigation related to our products, suppliers, customers, employees, stockholders, distributors, sales representatives, sales of our assets, among other things, the disposition of which may have an adverse effect upon our business, financial condition, or results of operation. The outcome of litigation is difficult to assess or quantify. Lawsuits can result in the payment of substantial damages by defendants. If we are required to pay substantial damages and expenses as a result of these or other types of lawsuits our business and results of operations would be adversely affected. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

We rely heavily on information technology in our operations and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business, which could have a material adverse effect on our business, financial condition and results of operations.

We rely heavily on our information technology systems, including our enterprise resource planning (“ERP”) software, across our operations and corporate functions, including for management of our supply chain, payment of obligations, data warehousing to support analytics, finance and accounting systems and other various processes and procedures, some of which are handled by third parties.

Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Our business and results of operations may be adversely affected if we experience system usage problems. The failure of these systems to operate effectively, maintenance problems, system conversions, back-up failures, problems or lack of resources for upgrading or transitioning to new platforms or damage or interruption from circumstances beyond our control, including, without limitation, fire, natural disasters, power outages, systems failure, security breaches, cyber-attacks, viruses or human error could result in, among other things, transaction errors, processing inefficiencies, loss of data, inability to generate timely SEC reports, loss of sales and customers and reduce efficiency in our operations. Additionally, we and our customers could suffer financial and reputational harm if customer or Company proprietary information is compromised by such events. Remediation of such problems could result in significant unplanned capital investments and any damage or interruption could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with an Investment in Our Common Stock

We could issue additional common stock or may need to request our stockholders to authorize additional shares of common stock, which might dilute the book value and market for our common stock.

We are authorized to issue 15,000,000 shares of common stock, of which 9,420,344 shares were issued and outstanding as of December 12, 2014. As of such date, an additional 2,440,518 shares were reserved for issuance as future awards or upon exercise or settlement outstanding awards pursuant to our equity incentive plans, for purchase under our employee stock purchase plan or for issuance upon exercise of certain outstanding warrants. If or when these securities are purchased or exercised for or converted into shares of our common stock, the number of our shares of common stock outstanding will increase. Increases in our outstanding shares, and any sales of shares, could have an adverse effect on the trading activity and market price of our common stock. Our

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Board of Directors has the authority, without action or vote of our stockholders, to issue a sizeable part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital or acquire businesses in the future, we may need to issue additional securities or promissory notes that are convertible or exchangeable for shares of our common stock. These issuances would dilute stockholders’ percentage ownership interest, which would have the effect of reducing influence on matters on which our stockholders vote, and might dilute the book value of our common stock. Stockholders may incur additional and substantial dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise those options, or holders of warrants exercise to purchase shares of our common stock. If an insufficient amount of authorized, but unissued shares of common stock exists to issue in the future in connection with subsequent equity financing or acquisition transactions, we may be required to ask our stockholders to authorize additional shares before undertaking, or as a condition to completing, a financing or acquisition transaction. We cannot be assured that our stockholders would authorize an increase in the number of shares of our common stock.

The elimination of monetary liability against our directors under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against our directors, officers and employees.

Our Certificate of Incorporation eliminates the personal liability of our directors to our Company and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our Bylaws provide that we are obligated to indemnify any of our directors or officers to the fullest extent authorized by Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer or director in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us or our stockholders.

As a “thinly-traded” stock, large sales can and have placed negative pressure on our common stock price.

Our common stock has generally been considered to be “thinly-traded,” and may remain so despite our listing on The NASDAQ Capital Market. Additionally, we have entered into in the past or may enter into in the future, financing or acquisition transactions resulting in a large number of newly issued shares that become immediately tradable or tradable simultaneously in the future. These factors coupled with a limited number of market makers impairs the liquidity of our stock, not only the number of shares that can be bought and sold, but also the through possible delays in the timing of transactions, and lower prices for our common stock than might otherwise prevail. This could make it difficult or impossible for an investor to sell shares of our common stock within a desired timeframe or to obtain a desired price.

In addition, from time to time, certain of our stockholders may be eligible to sell all, or a portion of, their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, or under effective resale prospectuses. Any substantial sale of our common stock pursuant to Rule 144 or any resale prospectus may have an adverse effect on the market price of our securities.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the

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operations and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by our Board of Directors.

The NASDAQ Capital Market may not continue to list our common stock for trading on its exchange if we do not comply with its continued listing requirements, which could adversely affect the price of our common stock and its liquidity.

We must comply with NASDAQ’s continued listing requirements related to, among other things, stockholders’ equity, market value, minimum bid price and corporate governance in order to remain listed on the NASDAQ Capital Market. Although we expect to meet the continued listing requirements, there can be no assurance we will continue to do so in the future. If we do not remain compliant with these continued listing requirements, we could be delisted. If we were delisted, it would be likely to have a negative impact on our stock price and liquidity. The delisting of our common stock could also deter broker-dealers from making a market in or otherwise generating interest in or recommending our common stock, and would adversely affect our ability to attract investors in our common stock. Furthermore, our ability to raise additional capital would be impaired. As a result of these factors, the value of the common stock could decline significantly.

If securities analysts do not publish research or reports about our business, or if they downgrade our stock, the price of our stock could decline.

The trading market for our common stock is likely to be influenced by any research and reports that securities or industry analysts publish about us or our business. In the event securities or industry analysts cover us and one or more of these analysts downgrades our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our stock could decrease, which could cause our stock price and trading volume to decline. These risks could be especially significant for us since we have a small public float and limited analyst coverage.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference herein and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference herein. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference herein, those results or developments may not be indicative of results or developments in subsequent periods.

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We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to, the risks and uncertainties outlined under “Risk Factors” and other matters described in this prospectus and the documents incorporated by reference herein generally. Some of these factors include:

•	our history of operating losses;

•	our ability to obtain the financing necessary to continue as a “going concern” at all or on satisfactory terms;

•	general economic conditions, including the strength of the construction industry, both in the United States and in other markets in which we operate;

•	market acceptance of LED lighting technology;

•	our dependence on government customers, in particular the U.S. Navy, and on the levels of funding available to such customers and our ability to satisfactorily fulfill our contractual obligations to such customers;

•	our ability to respond to new lighting technologies and market trends;

•	our ability to compete effectively against companies with greater resources;

•	our ability to protect our intellectual property rights;

•	our reliance on a limited number of customers for a significant portion of our revenue;

•	our ability to obtain critical components and finished products from third-party suppliers on acceptable terms;

•	our ability to meet the continued listing standards of the NASDAQ Capital Market; and

•	our spending of the net proceeds from any offerings pursuant to this prospectus.

In light of the foregoing, we caution you not to place undue reliance on our forward-looking statements. Any forward-looking statement that we make in this prospectus and the documents incorporated by reference herein speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we expect to use the net proceeds of the sale of the shares of common stock offered by this prospectus for general corporate purposes. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds. If, as of the date of any prospectus supplement, we have identified any such uses, we will describe them in the prospectus supplement.

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DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our securities does not purport to be complete. You should refer to our certificate of incorporation and our bylaws, both of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General. The Company is authorized to issue 15,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. As of December 12, 2014, there were 9,420,344 shares of common stock outstanding and no shares of preferred stock outstanding. As of December 12, 2014, there were approximately 120 record holders of our common stock. All shares of common stock outstanding are fully paid and nonassessable. As of December 12, 2014, 1,470,969 authorized shares of common stock have been reserved for issuance under our equity incentive plans and employee stock purchase plan, including options to purchase 457,934 shares of our common stock, of which options to purchase 257,891 shares were exercisable, 525,750 shares available for future equity award grants under the 2014 Stock Incentive Plan and 487,285 shares available for future purchases under the employee stock purchase plan. As of December 12, 2014, 969,549 shares of common stock have been reserved for issuance upon the exercise of certain outstanding warrants, of which warrants to purchase 822,549 shares were exercisable.

Voting. Holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. In accordance with Delaware law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present shall be the act of the stockholders. The shares of common stock have no pre-emptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment.

Dividends. The holders of common stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available for dividends. We have not declared or paid any cash dividends and we do not anticipate paying cash dividends in the foreseeable future.

Liquidation. Upon a liquidation of the Company, our creditors and holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of our common stock. The holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.

Preferred Stock. Our certificate of incorporation empowers our Board of Directors to issue up to 2,000,000 shares of preferred stock from time to time in one or more series. Our Board of Directors may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any additional series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. The issuance of preferred stock could have the effect of delaying or preventing a change in control of us or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock. Our Board of Directors has designated 100,000 shares of our preferred stock as Series A Participating Preferred Stock.

Antitakeover Effects of Our Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless that takeover or change in control is approved by our Board of Directors.

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These provisions include:

Action by Written Consent. Our bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in accordance with our bylaws, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification of Officers and Directors. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law, and our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by such law. In addition, we have entered into indemnification agreements with certain of our officers, directors and key employees.

Listing. Our common stock is listed on the NASDAQ Capital Market under the symbol “EFOI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, P.O. Box 1342, Brentwood, NY 11717.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below or in any combination thereof:

•	to or through underwriters, brokers or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

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Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to each offering will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds we will receive from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any initial offering price (if a fixed price offering) and any discounts or concessions allowed or reallowed or paid to dealers.

Any common stock sold pursuant to this prospectus and applicable prospectus supplement will be approved for trading, upon notice of issuance, on the NASDAQ Capital Market or such other stock exchange that our securities are then trading upon.

Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments which the agents, underwriters or third parties may be required to make in respect thereof.

Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. We may also use underwriters or such other third parties with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters or other persons may discontinue any of the activities at any time.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio. Certain legal matters in connection with this offering will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The financial statements as of and for the year ended December 31, 2013 incorporated by reference in this prospectus and registration statement have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and are incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act that registers the shares of our common stock to be offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, you should refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in or incorporated by reference into this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or one of our filings with the SEC that is incorporated by reference into the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement contained in or incorporated by reference into this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. The registration statement, reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information that we file electronically with the SEC. The information we file with the SEC is also available on our website, www.energyfocusinc.com. Our website, and the information contained on or accessible through our website, is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in or incorporated into this prospectus.

We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date hereof and the termination of the offering pursuant to this prospectus (other than any information “furnished” rather than “filed”):

(a)	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2013, filed with the SEC on March 27, 2014, as amended by our annual report on Form 10-K/A filed with the SEC on April 30, 2014.

(b)	Our Quarterly Reports on Form 10-Q for fiscal quarters ended March 31, 2014, June 30, 2014 and September 30, 2014, filed with the SEC on May 13, 2014, August 13, 2014 and November 13, 2014, respectively.

(c)	Our Current Reports on Form 8-K, filed with the SEC on February 3, 2014, February 14, 2014, April 11, 2014, May 22, 2014 and July 16, 2014.

(d)	The description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on July 29, 2014, as supplemented by the “Description of Capital Stock” found on page 14 of this prospectus and including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Energy Focus, Inc., 32000 Aurora Road, Suite B, Solon, Ohio 44139; telephone number (440) 715-1300.

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PROSPECTUS

ENERGY FOCUS, INC.

6,247,413 Shares of Common Stock

The Selling Stockholders identified in this prospectus may offer and sell up to 6,247,413 shares of Energy Focus, Inc. common stock, consisting of:

•	5,385,413 shares of common stock held by certain of the Selling Stockholders, and

•	862,000 shares of common stock that may be issued upon exercise of warrants to purchase common stock held by certain of the Selling Stockholders.

The outstanding shares of common stock offered hereunder and the warrants were issued to the Selling Stockholders in certain private transactions from 2010 through 2013 and as compensation to the underwriters in our 2014 public offering. See “Financing Transactions” beginning on page 16.

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of these shares by the Selling Stockholders. We will, however, receive proceeds if warrants to purchase common stock are exercised and those proceeds will be used for our general corporate purposes.

The prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. See “Plan of Distribution” beginning on page 22. We will bear all costs associated with the registration of the shares covered by this prospectus.

Our common stock is listed on the NASDAQ Capital Market under the symbol “EFOI.” On August 26, 2014, the last reported sale price for our common stock was $4.55 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 4 and any risk factors described in in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of registration statements that we filed with the Securities and Exchange Commission (the “SEC”). Under the registration process, the Selling Stockholders may, from time to time, offer and sell up to 6,247,413 shares of our common stock, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the common stock that the Selling Stockholders may offer. Each time the Selling Stockholders sell securities under this registration statement, we may provide a prospectus supplement that will contain additional information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before making an investment decision.

You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Unless the context otherwise requires, all references to “Energy Focus,” “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to Energy Focus, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

This prospectus contains trademarks, trade names, service marks and service names of Energy Focus, Inc. and other companies.

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PROSPECTUS SUMMARY

This prospectus provides you with a general description of the common stock being offered. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated, the information in this prospectus reflects a one-for-ten reverse stock split of our common stock effected on July 16, 2014, and all share and per share data has been adjusted for the one-for-ten reverse stock split for all periods presented. Certain share numbers as adjusted for the split do not take into account the cash out of fractional shares. The actual amount of shares may be less than the amount shown.

Our Company and Business

Energy Focus, Inc., together with its subsidiaries, designs, develops, manufactures, and markets energy-efficient LED lighting products, and is a leading provider of turnkey, energy-efficient, lighting retrofit solutions in the general commercial and the governmental and public sector markets. Energy Focus’ LED lighting technology offers significant energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications.

Our business operates in the following two segments:

•	Products: providing military, public sector, general commercial and industrial energy-efficient LED lighting offerings; and

•	Solutions: providing turnkey, high-quality, energy-efficient LED lighting application alternatives, primarily to the existing public-sector building market. We have also begun pursuing opportunities in the commercial and industrial sectors.

In November 2013, we sold and discontinued our pool products business, and are focusing our resources solely on our LED lighting retrofit business. With this as our goal, our solutions segment began focusing its efforts on only bidding all-LED replacement solutions in energy services companies’ (“ESCOs”) contract proposals versus fluorescent replacements. To support our lighting product business, research and development remains a key focus. Our research and development team is dedicated to the continuous improvement and innovation of our LED lighting technologies. Historically, we have supported much of our R&D activities through government grants. With our renewed focus on LED products, we have concentrated our efforts on bidding on research contracts and grants from those that support LED technologies.

The Company was founded in 1985 as Fiberstars, Inc., a California corporation and reincorporated in Delaware in November 2006. In May 2007, Fiberstars, Inc. merged with and became Energy Focus, Inc., also a Delaware corporation. Our principal executive offices are located at 32000 Aurora Road, Suite B, Solon, Ohio 44139. Our telephone number is 440.715.1300. Our website address is www.energyfocusinc.com. Information on our website is not part of this prospectus.

Recent Developments

On August 11, 2014, the Company completed a registered public offering (the “2014 Public Offering”) of 1,351,250 shares of common stock, which included the exercise of the underwriters’ overallotment option, for estimated aggregate net proceeds of $5.3 million. As partial compensation for the 2014 Public Offering, the underwriters received a warrant to purchase 47,000 shares of common stock with an exercise price of $5.40 per share. In connection with the offering, our common stock was listed on The Nasdaq Capital Market, effective August 7, 2014.

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Securities Offered

Common stock outstanding prior to this offering	9,376,818 shares—This number does not include the 862,000 shares of common stock that may be issued upon exercise of warrants held by certain of the Selling Stockholders that may be sold hereunder.

Common stock to be offered by the Selling Stockholders	6,247,413 shares—This number includes the 862,000 shares of common stock that may be issued upon exercise of warrants held by certain of the Selling Stockholders.

Common stock outstanding after this offering	10,238,818 shares—This number includes the 862,000 shares of common stock that may be issued upon exercise of warrants held by certain of the Selling Stockholders. This number does not include (1) outstanding options to purchase 452,514 shares of our common stock, of which options to purchase 225,029 shares were exercisable as of August 13, 2014, (2) outstanding warrants to purchase 180,049 shares of our common stock, of which 80,049 were exercisable as of August 13, 2014, and (3) an additional 1,499,799 shares of our common stock issuable pursuant to future awards under our equity incentive and employee stock purchase plans.

Use of Proceeds	We will receive no proceeds from the sale by the Selling Stockholders of shares of common stock in this offering. We will, however, receive proceeds if warrants to purchase common stock are exercised and those proceeds will be used for our general corporate purposes.

NASDAQ Capital Market symbol	EFOI

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RISK FACTORS

You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below. They are not the only risks that we face, however. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially, adversely affected, the price of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

Risks Associated with Our Business

We have a history of operating losses and may incur losses in the future, and our auditors have issued a “Going Concern” opinion.

We have experienced net losses from continuing operations of $4.7 million for the six months ended June 30, 2014 and $6.9 million, $6.6 million and $6.0 million for the years ended December 31, 2013, 2012 and 2011, respectively. As of June 30, 2014, we had cash and cash equivalents of $1.6 million and an accumulated deficit of $87.7 million. Although management has addressed many of the legacy issues that have historically burdened our financial performance, we still face challenges in order to reach profitability. In order for us to attain profitability and growth, we will need to successfully address these challenges, including improvement in gross margins, execution of our marketing and sales plans for our turnkey energy-efficient LED lighting solutions business, the development of new technologies into sustainable product lines, the continuation of cost containment throughout our organization, and continued improvements in our supply chain performance.

There is a risk that our business may not be as successful as we envision. Our independent registered public accounting firm has issued an opinion in connection with our 2013 Annual Report raising substantial doubt as to our ability to continue as a going concern. This opinion stems from our historically poor operating performance, and our historical inability to generate sufficient cash flow to meet obligations and sustain operations without obtaining additional external financing. We currently have a revolving credit facility that provides funding for our operations that will expire on December 31, 2014. We intend to enter into a new arrangement beginning in 2015. Although we are optimistic about obtaining the funding necessary for us to continue as a going concern, there can be no assurances that this objective will be successful or that we will obtain funding on acceptable terms or in a timely fashion or at all. As such, we will continue to review and pursue selected external funding sources, if necessary, to execute these objectives including, but not limited to, the following:

•	obtain funding from financial institutions in the form of a line of credit or term loan to replace the credit facility with Rosenthal & Rosenthal that will expire on December 31, 2014,

•	obtain financing from traditional or non-traditional investment capital organizations or individuals,

•	potential sale or divestiture of one or more operating units, and

•	obtain funding from the sale of our common stock or other equity or debt instruments or the exercise of outstanding warrants.

Obtaining financing through the above-mentioned mechanisms contains risks, including:

•	loans or other debt instruments may have terms and/or conditions, such as interest rate, restrictive covenants and control or revocation provisions, which are not acceptable to management or our Board of Directors,

•	the current environment in capital markets combined with our capital constraints may prevent us from being able to obtain adequate debt financing,

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•	financing may not be available for parties interested in pursuing the acquisition of one or more of our operating units, and

•	additional equity financing may not be available to us in the current capital environment and could lead to further dilution of stockholder value for current stockholders of record.

If we fail to raise additional capital, including from sales revenues, loans or other external funding sources, we may be required to change our planned business strategies. If we are unable to obtain adequate financing, we may not be able to successfully develop and market our products and services. As a result, we would need to curtail business operations, which would have a material negative effect on operating results, the value of our outstanding stock is likely to fall, and our business may fail, causing our stockholders to lose their entire investments.

Depressed general economic conditions, including the strength of the construction market, may adversely affect our operating results and financial condition.

Our business is sensitive to changes in general economic conditions, both inside and outside the United States. An economic downturn may adversely impact our business. Sales of our lighting products depend significantly upon the level of new building and renovation construction, which is affected by housing market trends, interest rates and the weather. In addition, due to the seasonality of construction and the sales of lighting products, our revenue and income have tended to be significantly lower in the first quarter of each year. We may experience substantial fluctuations in our operating results from period to period as a consequence of these factors. Slow growth in the economy or an economic downturn could adversely affect our ability to meet our working capital requirements and growth objectives, or could otherwise adversely affect our business, financial condition and results of operations. As a result, any general or market-specific economic downturns, particularly those affecting new building construction and renovation, or that cause end-users to reduce or delay their purchases of lighting products, services, or retrofit activities, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

Our operating results may fluctuate due to factors that are difficult to forecast and not within our control.

Our past operating results may not be accurate indicators of future performance, and you should not rely on such results to predict our future performance. Our operating results have fluctuated significantly in the past, and could fluctuate in the future. Factors that may contribute to fluctuations include:

•	changes in aggregate capital spending, cyclicality and other economic conditions, or domestic and international demand in the industries we serve;

•	our ability to effectively manage our working capital;

•	our ability to satisfy consumer demands in a timely and cost-effective manner;

•	pricing and availability of labor and materials;

•	our inability to adjust certain fixed costs and expenses for changes in demand;

•	seasonal fluctuations in demand and our revenue; and

•	disruption in component supply from foreign vendors.

If LED lighting technology fails to gain widespread market acceptance or we are unable to respond effectively as new lighting technologies and market trends emerge, our competitive position and our ability to generate revenue and profits may be harmed.

To be successful, we depend on continued market acceptance of our existing LED technology. Although adoption of LED lighting continues to grow, the use of LED lighting products for general illumination is in its early stages, is still limited and faces significant challenges. Potential customers may be reluctant to adopt LED

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lighting products as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness, light quality and cost-effectiveness when compared to other established lighting sources available in the market. Changes in economic and market conditions may also affect the marketability of some traditional lighting technologies such as declining energy prices in certain regions or countries may favor existing lighting technologies that are less energy efficient, reducing the rate of adoption for LED lighting products in those areas. Even if LED lighting products continue to achieve performance improvements and cost reductions, limited customer awareness of the benefits of LED lighting products, lack of widely accepted standards governing LED lighting products and customer unwillingness to adopt LED lighting products in favor of entrenched solutions could significantly limit the demand for LED lighting products and adversely impact our results of operations. In addition, we will need to keep pace with rapid changes in LED technology, changing customer requirements, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. Development of new products incorporating advanced technology is a complex process subject to numerous uncertainties. We have previously experienced, and could in the future experience, delays in the introduction of new products. If effective new sources of light other than LEDs are discovered, our current products and technologies could become less competitive or obsolete. If others develop innovative proprietary lighting technology that is superior to ours, or if we fail to accurately anticipate technology and market trends, respond on a timely basis with our own development of new products and enhancements to existing products, and achieve broad market acceptance of these products and enhancements, our competitive position may be harmed and we may not achieve sufficient growth in our net sales to attain or sustain profitability.

If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

Our ability to achieve our desired growth depends on our execution in functional areas such as product development and management, sales and marketing, and general administration and operations. To manage any future growth, we must continue to improve our product development, distribution, operational and financial processes and systems and expand, train and manage our employee base. If we are unable to manage our growth effectively, our business and results of operations could be adversely affected.

If we are not able to compete effectively against companies with greater resources, our prospects for future success will be jeopardized.

The lighting industry is highly competitive. In the high performance lighting markets in which we sell our advanced lighting systems, our products compete with lighting products utilizing traditional lighting technology provided by many vendors. Additionally, in the advanced lighting markets in which we have primarily competed to date, competition has largely been fragmented among a number of small manufacturers. However, some of our competitors, particularly those that offer traditional lighting products, are larger, established companies with greater resources to devote to research and development, manufacturing and marketing, as well as greater brand recognition.

Moreover, we expect to encounter competition from an even greater number of companies in the general lighting market. Our competitors are expected to include the large, established companies in the general lighting industry, such as General Electric Company, Osram Sylvania, CREE, Inc. and Royal Philips Electronics. Each of these competitors has undertaken initiatives to develop LED technology. These companies have global marketing capabilities and substantially greater resources to devote to research and development and other aspects of the development, manufacture and marketing of LED lighting products than we possess. The relatively low barriers to entry into the lighting industry and the limited proprietary nature of many lighting products also permit new competitors to enter the industry easily.

In each of our markets, we also anticipate the possibility that LED manufacturers, including those that currently supply us with LEDs, may seek to compete with us. Our competitors’ lighting technologies and products may be more readily accepted by customers than our products will be. Moreover, if one or more of our

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competitors or suppliers were to merge with one another, the change in the competitive landscape could adversely affect our competitive position. Additionally, to the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our net sales and profitability and our future prospects for success may be harmed.

If we are unable to obtain and adequately protect our intellectual property rights, our ability to commercialize our products could be substantially limited.

We consider our technology and processes proprietary. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors may utilize our proprietary technology. As a result, our business, financial condition and results of operations could be adversely affected. We protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements, and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or slightly modify our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad. Furthermore, there can be no assurance that we will be successful in obtaining additional patents, or licenses to patents or other intellectual property rights of third parties that we may need to support our business in the future. The inability to obtain certain patents or rights to third-party patents and other intellectual property rights in the future could have a material adverse effect on our business.

Our industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which may result in protracted and expensive litigation. We have engaged in litigation in the past and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on acceptable terms, if at all, and may attempt to redesign those products that contain allegedly infringing intellectual property, which may not be possible. We also may have to indemnify certain customers if it is determined that we have infringed upon or misappropriated another party’s intellectual property. The cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could materially harm our business, financial condition and results of operations.

We derive a significant portion of our revenue from a few customers and the loss of one of these customers, or a reduction in their demand for our services, could adversely affect our business, financial condition, results of operations and prospects.

Our customer base is highly concentrated. One or a few customers have represented a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. In 2013, sales to our ten largest customers from continuing operations accounted for approximately 60% of net sales. Customers accounting for greater than 10% of our net sales from continuing operations include Johnson Controls, Inc., which accounted for approximately 14%, the U.S. Navy, which accounted for approximately 13%, and Seiberlich Trane, which accounted for approximately 12%. A limited number of customers may continue to comprise a substantial portion of our revenue for the foreseeable future. We could lose business from a significant customer for a variety of reasons, including:

•	the consolidation, merger or acquisition of an existing customer, resulting in a change in procurement strategies employed by the surviving entity that could reduce the amount of orders we receive;

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•	our performance on individual relationships with one or more significant customers are impaired due to another reason, which may cause us to lose future business with such customers and, as a result, our ability to generate income would be adversely impacted; and

•	the strength of our professional reputation.

If critical components and finished products that we currently purchase from a small number of third-party suppliers become unavailable or increase in cost, or if our suppliers fail to meet our requirements for quality, quantity and timeliness, our revenue and reputation in the marketplace could be harmed, which would damage our business.

In an effort to reduce manufacturing costs, we have outsourced the production of certain parts and components, as well as finished goods in our product lines, to a small number of vendors in various locations throughout the world, primarily in the United States, China and Taiwan. While we believe alternative sources for these components and products are available, we have selected these particular suppliers based on their ability to consistently provide the best quality product at the most cost effective price, to meet our specifications, and to deliver within scheduled time frames. If our suppliers fail to perform their obligations in a timely manner or at satisfactory quality levels, we may suffer lost sales, reductions in revenue and damage to our reputation in the market, all of which would adversely affect our business. We may be vulnerable to unanticipated price increases and payment term changes. Significant increases in the prices of sourced components and products could cause our product prices to increase, which may reduce demand for our products or make us more susceptible to competition. Furthermore, in the event that we are unable to pass along increases in operating costs to our customers, margins and profitability may be adversely affected. Accordingly, the loss of all or one of these suppliers could have a material adverse effect on our operations until such time as an alternative supplier could be found.

Additionally, consolidation in the lighting industry could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing key components and products at competitive prices. We may be subject to various import duties applicable to materials manufactured in foreign countries and may be affected by various other import and export restrictions, as well as other considerations or developments impacting upon international trade, including economic or political instability, shipping delays and product quotas. These international trade factors will, under certain circumstances, have an impact on the cost of components, which will have an impact on the cost to us of the manufactured product and the wholesale and retail prices of our products.

We depend on independent distributors and sales representatives for a substantial portion of our net sales, and the failure to manage our relationships with these third parties, or the termination of these relationships, could cause our net sales to decline and harm our business.

Although we are building our sales force to sell directly to end clients, we currently rely significantly on indirect sales channels to market and sell our products. Most of our products are sold through third-party independent distributors and sales representatives. In addition, these parties provide technical sales support to end-users. Our current agreements within these sales channels are generally non-exclusive, meaning they can sell products of our competitors. We anticipate that any such agreements we enter into in the future will be on similar terms. Furthermore, our agreements are generally short-term, and can be cancelled by these sales channels without significant financial consequence. We cannot control how these distributors or sales representatives perform and cannot be certain that we or end-users will be satisfied by their performance. If these distributors and sales representatives significantly change their terms with us, or change their historical pattern of ordering products from us, there could be a significant impact on our net sales and profits.

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Our products could contain defects or they may be installed or operated incorrectly, which could reduce sales of those products or result in claims against us.

Despite product testing, defects may be found in our existing or future products. This could result in, among other things, a delay in the recognition or loss of net sales, loss of market share or failure to achieve market acceptance. These defects could cause us to incur significant warranty, support and repair costs, divert the attention of our engineering personnel from our product development efforts, and harm our relationship with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our lighting products and would likely harm our business. Some of our products use line voltages (such as 120 or 240 AC), which involve enhanced risk of electrical shock, injury or death in the event of a short circuit or other malfunction. Defects, integration issues or other performance problems in our lighting products could result in personal injury or financial or other damages to end-users or could damage market acceptance of our products. Our customers and end-users could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

If we are unable to accurately estimate the risks, revenues or costs associated with a project, we may achieve a lower than expected profit or incur a loss on that project.

For the solutions segment of our business, we generally enter into fixed price contracts. Fixed price contracts require us to perform a contract for a specified price regardless of our actual costs. As a result, the profit that we realize on a contract is dependent on the extent to which we successfully manage our costs. Cost overruns, whether due to inefficiency, inaccurate estimates or other factors, result in lower profit or a loss on a project. A majority of our contracts are based on cost estimates that are subject to a number of assumptions. If our estimates of the risks, revenues or costs prove inaccurate or circumstances change, we may incur a lower profit or a loss on that project.

Additionally, we recognize certain contract revenues, including revenues from our solutions segment, using the percentage-of-completion method. Under this method, percentage-of-completion is determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, we record the entire loss during the accounting period in which it is estimable. In the ordinary course of business, at a minimum on a quarterly basis, we prepare updated estimates of the total forecasted revenue, cost and profit or loss for each contract. The cumulative effect of revisions in estimates of the total forecasted revenue and costs during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. To the extent that these revisions result in a reduction in revenue, we recognize a credit or a charge against current earnings, which could be material.

Our business may suffer if we fail to comply with government contracting laws and regulations.

We derive a portion of our revenues from direct and indirect sales to U.S., state, local, and foreign governments and their respective agencies. Such contracts are subject to various procurement laws and regulations, business prerequisites to qualify for such contracts, accounting procedures, intellectual property process, and contract provisions relating to their formation, administration and performance, which may provide for various rights and remedies in favor of the governments that are not typically applicable to or found in commercial contracts. Failure to comply with these laws, regulations or provisions in our government contracts could result in litigation, the imposition of various civil and criminal penalties, termination of contracts, forfeiture of profits, suspension of payments, or suspension from future government contracting. If our government contracts are terminated, if we are suspended from government work, or if our ability to compete for new contracts is adversely affected, our business could suffer due to, among other factors, lost sales, the costs of any government action or penalties, damages to our reputation and the inability to recover our investment in developing and marketing products for government use.

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Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have significant U.S. net operating loss and tax credit carryforwards (the “Tax Attributes”). Under federal tax laws, we can carry forward and use our Tax Attributes to reduce our future U.S. taxable income and tax liabilities until such Tax Attributes expire in accordance with the Internal Revenue Code of 1986, as amended (the “IRC”). Section 382 and Section 383 of the IRC provide an annual limitation on our ability to utilize our Tax Attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership, as defined under the IRC. Share issuances in connection with our past financing transactions, this offering or other future changes in our stock ownership, which may be beyond our control, could result in changes in ownership for purposes of the IRC. Such changes in ownership could further limit our ability to use our Tax Attributes. Accordingly, any such occurrences could adversely affect our financial condition, operating results and cash flows.

The cost of compliance with environmental, health and safety laws and regulations could adversely affect our results of operations or financial condition.

We are subject to a broad range of environmental, health, and safety laws and regulations. These laws and regulations impose increasingly stringent environmental, health, and safety protection standards and permitting requirements regarding, among other things, air emissions, wastewater storage, treatment, and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, the remediation of environmental contamination, and working conditions for our employees. Some environmental laws, such as Superfund, the Clean Water Act, and comparable laws in U.S. states and other jurisdictions world-wide, impose joint and several liability for the cost of environmental remediation, natural resource damages, third party claims, and other expenses, without regard to the fault or the legality of the original conduct, on those persons who contributed to the release of a hazardous substance into the environment. We may also be affected by future laws or regulations, including those imposed in response to energy, climate change, geopolitical, or similar concerns. These laws may impact the sourcing of raw materials and the manufacture and distribution of our products and place restrictions and other requirements on the products that we can sell in certain geographical locations.

An inability to obtain bonding could limit the number of solutions segment projects we are able to pursue.

As is customary in the construction business, we are often required to provide surety bonds to secure our performance under construction contracts. Our ability to obtain surety bonds primarily depends upon our capitalization, working capital, past performance, management expertise and other external factors, including the overall capacity of the surety market. Surety companies consider such factors in relation to the amount of our backlog and their underwriting standards, which may change from time to time. The surety industry has undergone significant changes with several companies withdrawing completely from the industry or significantly reducing their bonding commitment. In addition, certain reinsurers of security risk have limited their participation in this market. Therefore, we could be unable to obtain surety bonds when required, which could adversely affect our future results of operations and revenues.

We have international sales and are subject to risks associated with operating in international markets.

For the year ended December 31, 2013, net sales of our products outside of the United States represented 11% of our total net sales from continuing operations. We generally provide technical expertise and limited marketing support, while our independent international distributors generally provide sales staff, local marketing, and product services. We believe our international distributors are better able to service international markets due to their understanding of local market conditions and best business practices. International business operations are subject to inherent risks, including, among others:

•	difficulty in enforcing agreements and collecting receivables through foreign legal systems,

•	unexpected changes in regulatory requirements, tariffs, and other trade barriers or restrictions,

•	potentially adverse tax consequences,

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•	the burdens of compliance with the U.S. Foreign Corrupt Practices Act, similar anti-bribery laws in other countries, and a wide variety of foreign laws,

•	import and export license requirements and restrictions of the United States and each other country in which we operate,

•	exposure to different legal standards and reduced protection for intellectual property rights in some countries,

•	currency fluctuations and restrictions, and

•	political, social, and economic instability, including war and the threat of war, acts of terrorism, pandemics, boycotts, curtailment of trade or other business restrictions.

If we do not anticipate and effectively manage these risks, these factors may have a material adverse impact on our sales, thus lowering our total revenues.

We may not fully recognize the anticipated revenue reported in our backlog.

The contracts we enter into for our solutions segment can be relatively large and typically range in the amount of $0.1 million to as much as $4.0 million. As of June 30, 2014, our solutions segment backlog of uncompleted work was $41 thousand. We include a project in our backlog when a contract is awarded or a letter of intent is obtained. The revenue projected in our backlog may not be realized or may not result in the revenue or profits expected. If a project included in our backlog is canceled, suspended or the scope of work is reduced, it would result in a reduction to our backlog, which could affect the revenues and profits realized. If a customer should cancel a project, we may be reimbursed for costs expended to date but would have no contractual right to the total projected revenues included in our backlog. Cancellations or delays of significant projects could have a material adverse effect on future revenues, profits and cash flows.

If we are unable to attract or retain qualified personnel, our business and product development efforts could be harmed.

To a large extent, our future success will depend on the continued contributions of certain employees, such as our current Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. We had significant turnover in our management team during 2013 and cannot be certain that these and other key employees will continue in their respective capacities for any period of time, and these employees may be difficult to replace. Our future success will also depend on our ability to attract and retain qualified technical, sales, marketing, and management personnel, for whom competition is very intense. The loss of, or failure to attract, hire and retain any such persons could delay product development cycles, disrupt our operations, or otherwise harm our business or results of operations. We have been successful in hiring experienced energy solutions salespeople from leading firms in the industry, but if these individuals are not successful in achieving our expectations, then planned sales may not occur and the anticipated net sales may not be realized.

A significant portion of our business is dependent upon the existence of government funding, which may not be available into the future and could result in a significant reduction in sales and could cause significant harm to our business.

A significant portion of our research and development efforts have been supported directly by government funding and were contracted for short periods, usually one to two years. We anticipate a significant portion of our future product sales will come from the military and maritime markets, specifically the U.S. Navy, which is reliant upon federal funding. Further, a significant portion of net sales generated by Energy Focus LED Solutions, LLC (“EFLS”) are derived from state government funding and supported by federal government funding. U.S. government contracts are conditioned upon the continuing approval by the U.S. Congress of the necessary spending to honor such contracts. We cannot be certain that our U.S. government contracts will not be terminated or suspended in the future due to reductions or eliminations of government funding. If government

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funding is reduced or eliminated, there is no guarantee that we would be able to continue to fund our activities in these areas at their current levels, if at all, and grow our product sales. If we are unable to maintain our access to government funding in these areas, there could be a significant impact on our net sales and profits and our ability to compete and develop new products.

We believe that certification and compliance issues are critical to adoption of our lighting systems, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials in our products. Although we are not aware of any efforts to amend any existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our net sales might be adversely affected if such an amendment or implementation were to occur.

Moreover, although not legally required to do so, we strive to obtain certification for substantially all our products. In the United States, we seek certification on substantially all of our products from Underwriters Laboratories (UL®) or Intertek Testing Services (ETL®). Where appropriate in jurisdictions outside the United States and Europe, we seek to obtain other similar national or regional certifications for our products. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot ensure that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, that we will be able to maintain such certifications for our existing products. Moreover, although we are not aware of any effort to amend any existing certification standard or implement a new certification standard in a manner that would render us unable to maintain certification for our existing products or obtain ratification for new products, our net sales might be adversely affected if such an amendment or implementation were to occur.

We incur significant costs as a result of being a public company and our management is required to devote substantial time and financial resources to meet compliance obligations.

As a public company reporting to the Securities and Exchange Commission, we incur significant legal, accounting, investor relations, board compensation and other expenses. We are subject to the reporting requirements of the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002, including section 404 that requires that we annually evaluate and report on our systems of internal controls. In the future, there may be material weaknesses in our internal controls that would be required to be reported in future Annual Reports on Form 10-K and/or Quarterly Reports on Form 10-Q. A negative reaction by the equity markets to the reporting of a material weakness could cause our stock price to decline.

Failure to effectively estimate employer-sponsored health insurance premiums and incremental costs due to the Affordable Healthcare Act could materially and adversely affect our results of operations, financial position, and cash flows.

In March 2010, the United States federal government enacted comprehensive health care reform legislation, which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded, and imposes new taxes on health insurers, self-insured companies, and health care benefits. The legislation imposes implementation effective dates that began in 2010 and extend through 2020, with many of the changes requiring additional guidance from federal agencies and regulations. Possible adverse effects could include increased costs, exposure to expanded liability, and requirements for us to revise the ways in which healthcare and other benefits are provided to employees. We continue to monitor the potential impacts the health care reform legislation will have on our financial results.

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We may be subject to legal claims against us or claims by us which could have a significant impact on our resulting financial performance.

At any given time, we may be subject to litigation related to our products, suppliers, customers, employees, stockholders, distributors, sales representatives, sales of our assets, among other things, the disposition of which may have an adverse effect upon our business, financial condition, or results of operation. The outcome of litigation is difficult to assess or quantify. Lawsuits can result in the payment of substantial damages by defendants. If we are required to pay substantial damages and expenses as a result of these or other types of lawsuits our business and results of operations would be adversely affected. Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. Insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims could adversely affect our business and the results of our operations.

We rely heavily on information technology in our operations and any material failure, weakness, interruption or breach of security could prevent us from effectively operating our business, which could have a material adverse effect on our business, financial condition and results of operations.

We rely heavily on our information technology systems, including our enterprise resource planning (“ERP”) software, across our operations and corporate functions, including for management of our supply chain, payment of obligations, data warehousing to support analytics, finance and accounting systems and other various processes and procedures, some of which are handled by third parties.

Our ability to efficiently and effectively manage our business depends significantly on the reliability and capacity of these systems. Our business and results of operations may be adversely affected if we experience system usage problems. The failure of these systems to operate effectively, maintenance problems, system conversions, back-up failures, problems or lack of resources for upgrading or transitioning to new platforms or damage or interruption from circumstances beyond our control, including, without limitation, fire, natural disasters, power outages, systems failure, security breaches, cyber-attacks, viruses or human error could result in, among other things, transaction errors, processing inefficiencies, loss of data, inability to generate timely SEC reports, loss of sales and customers and reduce efficiency in our operations. Additionally, we and our customers could suffer financial and reputational harm if customer or Company proprietary information is compromised by such events. Remediation of such problems could result in significant unplanned capital investments and any damage or interruption could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with an Investment in Our Common Stock

We could issue additional common stock or may need to request our stockholders to authorize additional shares of common stock, which might dilute the book value and market for our common stock.

We are authorized to issue 15,000,000 shares of common stock, of which 9,376,818 shares were issued and outstanding, as of August 13, 2014. An additional 2,541,848 shares have been reserved for issuance as future awards, upon exercise of outstanding stock options for purchase under our employee stock purchase plan or for issuance upon exercise of outstanding warrants. If or when these securities are purchased or exercised for or converted into shares of our common stock, the number of our shares of common stock outstanding will increase. Increases in our outstanding shares, and any sales of shares, could have an adverse effect on the trading activity and market price of our common stock. Our Board of Directors has the authority, without action or vote of our stockholders, to issue a sizeable part of our authorized but unissued shares. Such stock issuances could be made at a price that reflects a discount or a premium from the then-current trading price of our common stock. In addition, in order to raise capital or acquire businesses in the future, we may need to issue additional securities or promissory notes that are convertible or exchangeable for shares of our common stock. These issuances would dilute stockholders’ percentage ownership interest, which would have the effect of reducing influence on matters

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on which our stockholders vote, and might dilute the book value of our common stock. Stockholders may incur additional and substantial dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise those options, or holders of warrants exercise to purchase shares of our common stock. If an insufficient amount of authorized, but unissued shares of common stock exists to issue in the future in connection with subsequent equity financing or acquisition transactions, we may be required to ask our stockholders to authorize additional shares before undertaking, or as a condition to completing, a financing or acquisition transaction. We cannot be assured that our stockholders would authorize an increase in the number of shares of our common stock.

As a “thinly-traded” stock, large sales can and have placed negative pressure on our common stock price.

Our common stock has generally been considered to be “thinly-traded,” and may remain so despite our recent listing on The NASDAQ Capital Market. Additionally, we have entered into in the past or may enter into in the future, financing or acquisition transactions resulting in a large number of newly issued shares that become immediately tradable or tradable simultaneously in the future. These factors coupled with a limited number of market makers impairs the liquidity of our stock, not only the number of shares that can be bought and sold, but also the through possible delays in the timing of transactions, and lower prices for our common stock than might otherwise prevail. This could make it difficult or impossible for an investor to sell shares of our common stock within a desired timeframe or to obtain a desired price.

In addition, from time to time, certain of our stockholders may be eligible to sell all, or a portion of, their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, or under effective resale prospectuses. Any substantial sale of our common stock pursuant to Rule 144 or any resale prospectus may have an adverse effect on the market price of our securities.

We have never paid dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid dividends on our common stock, nor do we anticipate paying any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the operations and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon the earnings, financial condition, operating results, capital requirements and other factors as deemed necessary by our Board of Directors. See “Dividend Policy.”

The elimination of monetary liability against our directors under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against our directors, officers and employees.

Our Certificate of Incorporation eliminates the personal liability of our directors to our Company and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our Bylaws provide that we are obligated to indemnify any of our directors or officers to the fullest extent authorized by Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer or director in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us or our stockholders.

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If equity research analysts do not publish research or reports about our business, or if they issue unfavorable commentary or downgrade our common stock, the market price of our common stock will likely decline.

The trading market for our common stock relies in part on the research and reports that equity research analysts, over whom we have no control, publish about us and our business. We may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the market price for our common stock could decline. In the event we obtain securities or industry analyst coverage, the market price of our common stock could decline if one or more equity analysts downgrade our common stock or if those analysts issue unfavorable commentary, even if it is inaccurate, or cease publishing reports about us or our business.

The NASDAQ Capital Market may not continue to list our common stock for trading on its exchange if we do not comply with its continued listing requirements, which could adversely affect the price of our common stock and its liquidity.

We must comply with NASDAQ’s continued listing requirements related to, among other things, stockholders’ equity, market value, minimum bid price and corporate governance in order to remain listed on the NASDAQ Capital Market. Although we expect to meet the continued listing requirements, there can be no assurance we will continue to do so in the future. If we do not remain compliant with these continued listing requirements, we could be delisted. If we were delisted, it would be likely to have a negative impact on our stock price and liquidity. The delisting of our common stock could also deter broker-dealers from making a market in or otherwise generating interest in or recommending our common stock, and would adversely affect our ability to attract investors in our common stock. Furthermore, our ability to raise additional capital would be impaired. As a result of these factors, the value of the common stock could decline significantly.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference herein and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference herein. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference herein, those results or developments may not be indicative of results or developments in subsequent periods.

We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to, the risks and uncertainties outlined under “Risk Factors” and matters described in this prospectus and the documents incorporated by reference herein generally. Some of these factors include:

•	our history of operating losses;

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•	our ability to obtain the financing necessary to continue as a “going concern” at all or on satisfactory terms;

•	general economic conditions, including the strength of the construction industry, both in the United States and in other markets in which we operate;

•	market acceptance of LED lighting technology;

•	our ability to respond to new lighting technologies and market trends;

•	our ability to compete effectively against companies with greater resources;

•	our ability to protect our intellectual property rights;

•	our reliance on a limited number of customers for a significant portion of our revenue;

•	our ability to obtain critical components and finished products from third-party suppliers on acceptable terms;

•	our dependence on government customers and on the levels of funding available to such customers; and

•	our ability to meet the continued listing standards of The NASDAQ Capital Market.

In light of the foregoing, we caution you not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus and the documents incorporated by reference herein speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. We will, however, receive proceeds if warrants to purchase common stock are exercised and those proceeds will be used for our general corporate purposes.

FINANCING TRANSACTIONS

The Selling Stockholders may offer and sell up to 6,247,413 shares of our common stock, consisting of:

•	5,385,413 shares of common stock held by certain of the Selling Stockholders, and

•	862,000 shares of common stock that may be issued upon exercise of warrants to purchase common stock held by certain of the Selling Stockholders.

The outstanding shares of common stock offered hereunder and the warrants were issued to the Selling Stockholders in certain private transactions from 2010 through 2013 and as compensation to the underwriters in our 2014 Public Offering. Information regarding these offerings is set forth below. The offerings were not registered under the Securities Act and were conducted in reliance upon the exemptions from the registration requirements of the Securities Act in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

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2010 Warrants

On March 17, 2010, we entered into a Purchase Agreement and a registration rights agreement with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which LPC agreed to purchase 35,000 shares of our common stock, together with warrants to purchase 35,000 shares at an exercise price of $12.00 per share, for total consideration of $375,000. The warrants have a term of five years and were not exercisable until six months after they were issued.

LOC Transaction

On August 11, 2011, we entered into a Letter of Credit Agreement (“LOC”) with Mark Plush, the Company’s former Chief Financial Officer, for $250,000. The LOC had a term of 24 months and interest rate of 12.5% on the face amount. The LOC was collateralized by an assignment of proceeds of the cash collateral on deposit with the surety related to our bonding program. The LOC was subordinated to our senior indebtedness. On July 3, 2013, the LOC was paid in full. As an incentive to enter into the LOC, we issued to Mr. Plush a five-year detached warrant to purchase 12,500 shares of common stock at an exercise price of $0.10 per share. The warrant was exercised on July 10, 2014.

2012 Private Placement of Stock and Warrants

Between February 29, 2012 and March 2, 2012, the Company raised $4.9 million in a private placement by selling 1.96 million units to ten investors, which each unit consisting of one share of common stock and one-half warrant to purchase one share of common stock. The purchase price of each unit was $2.50. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.40, which exercise price was subsequently adjusted to $4.30 under the anti-dilution provisions. Each warrant immediately separated from the unit and immediately was exercisable, and expires three years from the date of issuance.

2012 and 2013 Note Issuances and 2014 Note Conversions

Between December 13, 2012 and October 10, 2013, we sold an aggregate of $7,645,000 in principal amount of 5% subordinated convertible notes. The notes had a five percent annual interest rate and were convertible into our common stock at the rate of $2.30 per share. The 2012 notes were scheduled to mature on December 31, 2015 and the 2013 notes were scheduled to mature on December 31, 2016. During the second and fourth quarters of 2013, one investor converted $1,500,000 in aggregate principal amount of notes into 652,173 shares of common stock. On March 31, 2014, all remaining investors converted the $6,145,000 outstanding aggregate principal amount of notes into 2,671,735 shares of common stock.

2014 Underwriters Compensation Warrants

As partial compensation for their underwriting services in the 2014 Public Offering, the underwriters received a warrant to purchase 47,000 shares of common stock with an exercise price of $5.40 per share.

The warrant and the underlying shares of common stock have been deemed compensation by FINRA and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriters warrant nor any shares of our common stock issued upon exercise of the underwriters warrant may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness of the registration statement for the 2014 Public Offering, except for transfers of any security:

•	by operation of law or by reason of reorganization of us;

•	to any FINRA member firm participating in the 2014 Public Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restrictions described above for the remainder of the time period;

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•	if the aggregate amount of our securities held by either an underwriter or a related person do not exceed 1% of the securities being offered;

•	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no FINRA member firm participating in the 2014 Public Offering manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

In addition, the exercise or conversion of any security is not prohibited if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

The warrant does not contain terms prohibited by FINRA Rule 5110(f)(2)(H).

Registration and Indemnification Rights

Under the terms of the Securities Purchase Agreements and the Note Purchase Agreements and in our arrangements with the underwriters for the 2014 Public Offering, we agreed to file registration statements with the SEC to register for resale the shares of our common stock that may be sold by the Selling Stockholders. We agreed under the Securities Purchase Agreements and the Note Purchase Agreements to use our best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of (1) the fifth anniversary of the effective date of the registration statement, (2) the date when all registrable securities covered by such registration statement have been sold publicly, or (3) the date on which the registrable securities are eligible for sale without volume limitation within a three-month period pursuant to Rule 144 or any successor thereto.

We also agreed to pay all costs associated with the preparation and filing of the registration statement. The registration rights provisions contain customary indemnification provisions for all parties.

SELLING STOCKHOLDERS

The shares of common stock covered by this prospectus may be offered from time to time by the Selling Stockholders. They may sell some, all, or none of their shares. We do not know how long the Selling Stockholders will hold the shares before selling them. We currently have no agreements, arrangements, or understandings with the Selling Stockholders regarding the sale of any of the shares.

The following table sets forth the names and address of the Selling Stockholders, the number and percentage of our common stock owned by them before this offering, the number of shares that may be offered under this prospectus, and the number of and percentage of our common stock owned by the Selling Stockholders after this offering is completed. The information included below is based on information that has been provided to us by or on behalf of the Selling Stockholders. The information is presented as follows:

•	the number of shares in the column “Number of Shares Being Offered” represents all of the shares that the Selling Stockholders may offer under this prospectus;

•	the number of shares in the column “Shares Owned after the Offering” assumes the sale of all of the shares offered by the Selling Stockholder under this prospectus;

•	the percentages of shares owned before the offering are based on 9,376,818 shares of our common stock outstanding as of August 13, 2014, and assumes the exercise of warrants currently held by each Selling Stockholder, as more particularly described in the footnotes to the table;

•	the percentages of shares owned after the offering are based on 10,238,818 shares of our common stock, which assumes all 862,000 shares of common stock that may be issued upon exercise of the warrants are then outstanding.

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	Shares Owned Before Offering			Shares Owned after Offering
Name and Address	Number	Percent	Number of Shares Offered	Number	Percent

Alessandro Family Trust Michael Alessandro Trustee P.O. Box 2040 Wilson, WY 83014	24,560	*	21,739	2,821	*

Bright Horizon Partners Inc. (1) 1330 Avenue of the Americas #36C New York, NY 10019	1,130,434	12.1%	1,130,434	0	0.0%

Brilliant Start Enterprise, Inc. (2) 12F-13 No. 383 Sec 4, Ren-Ai Road Da-an District, Taipei City 106 Taiwan	652,173	7.0%	652,173	0	0.0%

Bi Cheng (3) No. 26 Yuantong Street Kunming, Yunnan, China	600,000	6.3%	600,000	0	0.0%

William Cohen (4) 53 East 34th Street Paterson, NJ 07514	709,112	7.4%	708,695	417	*

Costar Partners II, LLC (5) 53 East 34th Street Paterson, NJ 07514	600,000	6.3%	600,000	0	0.0%

Mario Cytrynbaum 12000 Biscayne Blvd. Miami, FL 33181	21,739	*	21,739	0	0.0%

Scott DeSano 12267 Channel Drive North Palm Beach, FL 33408	500,869	5.3%	260,869	240,000	2.3%

Eastern Overseas, Inc. Charles H.C. Sung 244 Fitzgerald Lane Davenport, FL 33837	118,695	1.3%	108,695	10,000	*

5 Elements Energy Efficiencies (BVI) Ltd. (6) 17F No. 87, Sung Chiang Road Taipei F5 104 Taiwan	570,000	6.0%	570,000	0	0.0%

5 Elements Global Fund L.P. (7) 114 W. 47th Street #1725 New York, NY 10036	300,000	3.2%	270,000	30,000	*

Evergreen Materials LLC (8) 208 Blue Heron Drive Secaucus, NJ 07094	43,478	*	43,478	0	0.0%

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	Shares Owned Before Offering			Shares Owned after Offering
Name and Address	Number	Percent	Number of Shares Offered	Number	Percent

Julianna Shao Hung (9) 1415 S. Marengo Avenue Pasadena, CA 91106	18,000	*	18,000	0	0.0%

Karen S. Hung (10) 1415 S. Marengo Avenue Pasadena, CA 91106	18,000	*	18,000	0	0.0%

Kenneth Shao Hung (11) 1415 S. Marengo Avenue Pasadena, CA 91106	24,000	*	24,000	0	0.0%

Jag International Ltd. (12) 12F No. 383 Section 4, Ren-Ai Road Da-an District, Taipei City 106 Taiwan	600,000	6.4%	600,000	0	0.0%

Lincoln Park Capital, LLC (13) 440 N. Wells Street, Suite 410 Chicago, IL 60654	104,005	1.1%	104,005	0	0.0%

Mark J. Plush 32000 Aurora Road Solon, OH 44139	12,500	*	12,500	0	0.0%

Cleantech Global Limited (14) 18 Michelle Way Pine Brook, NJ 07058	913,369	9.7%	910,869	2,500	*

Chien Fung Tu (15) 3F No. 18 Alley 342, Lane 150 Section 5, Xinyi Road Taipei City, Taiwan 110	60,000	*	60,000	0	0.0%

Vittorio Viarengo 3249 Charmat Court San Jose, CA 95135	70,168	*	21,739	48,429	*

Hongwu Zhang 4967 Workingham Drive Dublin, OH 43017	43,478	*	43,478	0	0.0%

Roth Capital Partners, LLC (16) 888 San Clemente Drive Newport Beach, CA 92660	47,000	*	47,000	0	0.0%

Selling Stockholders Total	6,581,580	70.2%	6,247,413	334,167	3.3%

*	Represents less than 1.0%
(1)	Hongfei Zhang controls Bright Horizon Partners Inc.
(2)	Gina Huang controls Brilliant Start Enterprises, Inc.
(3)	Includes 200,000 shares of common stock issuable upon the exercise of outstanding warrants.

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(4)	Includes the following held by Costar Partners II, LLC: (i) 400,000 shares of common stock and (ii) 200,000 shares of common stock issuable upon the exercise of outstanding warrants. William Cohen controls Costar Partners II, LLC.
(5)	Includes 200,000 shares of common stock issuable upon the exercise of outstanding warrants. William Cohen controls Costar Partners II, LLC.
(6)	Includes 190,000 shares of common stock issuable upon the exercise of outstanding warrants. Yeh Mei-Hui Cheng controls and owns 50% of 5 Elements Energy Efficiencies (BVI) Ltd. James Tu, our Executive Chairman and Chief Executive Officer is the co-founder and Partner-in-Charge of Communal International Ltd which owns 50% of 5 Elements Energy Efficiencies (BVI) Ltd.
(7)	Includes 90,000 shares of common stock issuable upon the exercise of outstanding warrants. James Tu, our Executive Chairman and Chief Executive Officer controls 5 Elements Global Fund L.P.
(8)	Guang Lu controls Evergreen Materials LLC.
(9)	Includes 6,000 shares of common stock issuable upon the exercise of outstanding warrants.
(10)	Includes 6,000 shares of common stock issuable upon the exercise of outstanding warrants.
(11)	Includes 8,000 shares of common stock issuable upon the exercise of outstanding warrants.
(12)	Gina Huang controls Jag International Ltd.
(13)	Includes 95,000 shares of common stock issuable upon the exercise of outstanding warrants. Joshua Scheinfeld and Jonathan Cope control Lincoln Park Capital, LLC
(14)	Jiangang Luo, who was a member of our Board of Directors until July 15, 2014, controls Cleantech Global Limited.
(15)	Includes 20,000 shares of common stock issuable upon the exercise of outstanding warrants.
(16)	Includes 47,000 shares of common stock issuable upon the exercise of outstanding warrants. Each of Byron Roth and Gordon Roth have voting and dispositive power (including the right to exercise any or all of the shares underlying the warrant) in respect of our common stock beneficially owned by Roth Capital Partners, LLC.

Based upon information in our records and that the Selling Stockholders have provided, certain Selling Stockholders have the following positions or relationships with us:

•	Jiangang Luo, who was a member of our Board of Directors until July 15, 2014, controls Cleantech Global Limited.

•	William Cohen, a member of our Board of Directors, controls Costar Partners II, LLC.

•	James Tu, our Executive Chairman and Chief Executive Officer controls 5 Elements Global Fund L.P. Mr. Tu is also the co-founder and Partner-in-Charge of Communal International Ltd which owns 50% of 5 Elements Energy Efficiencies (BVI) Ltd. On March 8, 2012, we entered into a five-year cooperation agreement with Communal International Ltd to develop the Asian market as well as a high quality, low cost component supply chain for our products.

•	Yeh Mei-Hui Cheng controls 5 Elements Energy Efficiencies (BVI) Ltd. and owns 50% of such entity and is the co-founder with Mr. James Tu of Communal International Ltd, which owns the other 50%. Ms. Cheng is the mother of Simon Cheng, a current member of our Board of Directors and an employee of the Company, and Jennifer Cheng, who was a member of our Board of Directors until July 15, 2014.

•	Chien Fung Tu is the brother of James Tu, our Executive Chairman and Chief Executive Officer.

•	Mark J. Plush is our former Chief Financial Officer.

•	Roth Capital Partners served as underwriters in our 2014 Public Offering and received underwriting discounts as compensation in addition to the warrant.

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Based upon information in our records and that the Selling Stockholders have provided, certain Selling Stockholders have the following relationships among each other:

•	Brilliant Start Enterprises, Inc. and Jag International Ltd. are both controlled by the same individual, Gina Huang.

•	Hongwu Zhang is the brother of Hongfei Zhang, who controls Bright Horizon Partners Inc.

The Selling Stockholders may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares since the date on which the information in the table is presented. Information about the Selling Stockholders may change over time.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors-in-interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also

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sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that Rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, or any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. The Selling Stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person by the Securities Act.

We will bear all expenses of the registration of the shares of common stock covered by this prospectus.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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The shares underlying the warrant issued to the underwriters as partial compensation for their services in the 2014 Public Offering are subject to restrictions on transfer in accordance with FINRA rules for a period of 180 days following the date of effectiveness of the registration statement for the 2014 Public Offering. See “Financing Arrangements—2014 Underwriters Compensation Warrants.” In addition, in connection with the 2014 Public Offering, certain of the other Selling Stockholders hereunder agreed not to transfer their shares for a 90-day lock-up period following that offering, subject to customary exceptions.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of our securities does not purport to be complete. You should refer to our certificate of incorporation and our bylaws, both of which are incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General. The Company is authorized to issue 15,000,000 shares of common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. As of August 13, 2014, there were 9,376,818 shares of common stock outstanding and no shares of preferred stock outstanding. As of August 11, 2014, there were approximately 133 record holders of our common stock. All shares of common stock outstanding are fully paid and nonassessable. As of August 13, 2014, approximately 1,499,799 authorized shares of common stock have been reserved for issuance under our equity incentive plans and employee stock purchase plan, including options to purchase 452,514 shares of our common stock, of which options to purchase 225,029 shares were exercisable, 560,000 shares available for future equity award grants under the 2014 Plan and 487,285 shares available for future purchases under the employee stock purchase plan. Our Board of Directors and stockholders have approved the 2014 Plan, under which 600,000 shares were authorized and 560,000 shares remain available for future equity award grants. No further awards will be made under the prior plans and the unissued remaining shares under such plans are not available for future awards under the 2014 Plan or any other plan. As of August 13, 2014, approximately an additional 1,042,049 shares may be issued upon exercise of outstanding warrants.

Voting. Holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. In accordance with Delaware law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present shall be the act of the stockholders. The shares of common stock have no pre-emptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment.

Dividends. The holders of common stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available for dividends. We have not declared or paid any cash dividends and we do not anticipate paying cash dividends in the foreseeable future.

Liquidation. Upon a liquidation of the Company, our creditors and holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of our common stock. The holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.

Preferred Stock. Our certificate of incorporation empowers our Board of Directors to issue up to 2,000,000 shares of preferred stock from time to time in one or more series. Our Board of Directors may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any additional series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of common stock will be subject to,

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and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. The issuance of preferred stock could have the effect of delaying or preventing a change in control of us or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock. Our Board of Directors has designated 100,000 shares of our preferred stock as Series A Participating Preferred Stock.

Antitakeover Effects of Our Certificate of Incorporation and Bylaws. Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless that takeover or change in control is approved by our Board of Directors.

These provisions include:

Action by Written Consent. Our bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in accordance with our bylaws, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Liability and Indemnification of Officers and Directors. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law, and our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by such law. In addition, we have entered into indemnification agreements with certain of our officers, directors and key employees.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, P.O. Box 1342, Brentwood, NY 11717.

L EGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Baker & Hostetler LLP, Cleveland, Ohio.

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EXPERTS

The financial statements, as of and for the year ended December 31, 2013 incorporated by reference in this prospectus and Registration Statement have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and are incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits filed with the registration statement.

We are subject to the information requirements of the Securities Exchange Act of 1934 and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov or through our website at www.efoi.com. Information contained on our website is not considered to be a part of, nor incorporated by reference in, this prospectus. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date hereof and the termination of the offering pursuant to this prospectus (other than information “furnished” rather than “filed”):

(a)	Our annual report on Form 10-K for our fiscal year ended December 31, 2013, filed with the SEC on March 27, 2014, as amended by our annual report on Form 10-K/A filed with the SEC on April 30, 2014 (SEC File No. 000-24230).

(b)	Our quarterly report on Form 10-Q for our fiscal quarters ended March 31, 2014 and June 30, 2014, filed with the SEC on May 13, 2014 and August 13, 2014 (SEC File No. 000-24230).

(c)	Our current reports on Form 8-K, filed with the SEC on February 3, 2014, February 14, 2014, March 27, 2014, April 11, 2014, May 13, 2014, May 22, 2014 and July 16, 2014 (SEC File No. 000-24230).

(d)	Our definitive proxy statement on Schedule 14A for our annual meeting of stockholders, filed with the SEC on June 26, 2014 (SEC File No. 000-24230).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Energy Focus, Inc., 32000 Aurora Road, Suite B, Solon, Ohio 44139; telephone number 440.715.1300.

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You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We will not make offers to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.

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             Shares of Common Stock

Prospectus Supplement

Dated                     , 2015

Oppenheimer & Co.

Canaccord Genuity

H.C. Wainright & Co.